Bar Harbor
Bankshares
LOGO Bar
Harbor
Bankshares
1997 Annual Report


In touch with the communities we serve.

Visual of lobsterman's arms reaching
into crate of live lobsters


Mission Statement

Bar Harbor Banking and Trust Company is
an independent, publicly owned,
community bank pledged to providing
innovative, quality financial services
to the people and businesses of eastern
Maine.

We take pride in our commitment to
deliver our services person-to-person,
in a professional and efficient manner
while producing the maximum benefit for
our customers, employees and
shareholders.

We are dedicated to providing a quality
environment in which employees are
challenged to uphold our pledge to
excellence.

We demonstrate our responsibility as a
good corporate citizen through our
support of the communities and people we serve.
Contents

Inside front cover       Mission
statement
Pages 2, 3               Five year
summaries of financial performance
Pages 4, 5               1997 year in
review Pages 6 - 9              In
touch with the communities we serve
Pages 10 - 12            Directors,
officers, employees
Page 12             Shareholder
information Inside back cover
Abner Sargent dedication

Financial Section

Pages 1 - 5         Management's
discussion and analysis
Page 6              Independent
auditors' report Pages 7 - 10
Consolidated statements of financial
condition
Pages 11 - 21       Notes to
consolidated statements


Photography:  Jill Goldthwait, Ken
Woisard
Design & Printing:  Downeast Graphics &
Printing, Inc.
SUMMARY OF FINANCIAL PERFORMANCE
The following information is presented
in nine (9) Bar Graphs:

Net loans   (In millions of dollars)
scale 0 to 240
     1993       1994     1995
          1996      1997
 $160       $182     $198
$208      $212

Total deposits  (In millions of
dollars)  scale 0 260

  1993       1994     1995       1996
                 1997
 $204       $226     $251       $252      $252

Average assets  (In millions of
dollars)  scale 0350

 1993       1994     1995       1996      1997
 $250       $281     $311       $332      $345

Average equity (In millions of dollars) scale 0 -50

  1993       1994     1995       1996
                 1997
 26         27       31         36        39


Net interest income (In millions of
dollars)  scale 0 - 20

 1993       1994     1995
1996        1997
 12         13       15
15.5        16


Dividends per share   (In dollars)
scale 0.00 to $1.50

 1993       1994     1995       1996      1997
 .62        .74      .86        1.18      1.20


Dividend payout ratio  (Percent)
scale:  0 to 50%
 1993       1994     1995       1996      1997
 42.24%     25.75%   25.07%     30.22%    32.15%


Total return (Percent)  scale: 0 to 80

 1993       1994     1995       1996      1997
 17.39%     12.76%   72.93%     37.02%    52.97%


Average equity/average assets
(Percent)  scale: 0
to 15

  1993       1994     1995       1996
                 1997
 10.32%     9.75%    9.96%      10.72%    11.42%

Five-Year Selected Financial Data
(In thousands, except per share data)

The following data represents selected
year-end financial information for the
past five years. All information is
unaudited.

(In thousands, except per share data)

  BALANCE SHEET TOTALS    1997    1996     1995
1994 1993
Total Assets              342,72  $345,1  $326,6
$296,6                    $257,3
                               6      43      09
87     47
Net Loans                 212,39  207,66  197,71
182,10                    160,15
                               6       7       8
2      6
Total Deposits            251,90  251,67  251,47
225,54                    203,52
                               3       6       1
5      3
Total Equity              42,462  37,887  33,243
28,761                    24,987
Average Assets            344,55  331,97  311,11
281,16                    249,77
                               4       1       2
9      3
Average Equity            39,472  35,575  30,986
27,405                    25,784

STATEMENT OF EARNINGS
TOTALS
Interest and Dividend     28,518  $27,52  $26,15
$21,79                    $19,85
Income                                 2       2
5      5
Interest Expense          11,710  11,281  10,624
7,676  6,775
Net Interest Income       16,808  16,241  15,528
14,119                    13,080
Provision for Loan           620     720     960
960   1,080
Losses
Net Interest Income
After Provision for       16,188  15,521  14,568
13,159                    12,000
      Loan Losses
Non-Interest Income
including net              5,001   5,000   4,398
4,012  4,153
      security gains
(losses)
Non-interest expense      11,801  10,913  10,471
10,161                    10,957
Applicable Income Taxes    2,966   2,899   2,616
2,096  1,632
Net Income before
Cumulative Effect of       6,422   6,709   5,879
4,914  3,564
   Accounting Change
Cumulative Effect of          --      --      --
-- (1,058
Accounting Change                                               )
Net Earnings               6,422       $       $
$      $
                                   6,709   5,879
4,914  2,506

PER SHARE DATA:
(Restated for five-for-one stock split
in 1995)
Earnings Before
Cumulative Effect of      $3.73   $3.90   $3.43
$2.87 $2.09
     Accounting Change
Cumulative Effect of
Change in
     Accounting for        --      --       --
--    ($0.62
Postretirement                                               )
     Benefits, net of
income tax benefit
Net Earnings              $3.73  $ 3.90   $ 3.43  $
2.87  $ 1.47
Dividends                 1.20   $ 1.18   $ 0.86  $
0.74  $ 0.62
Weighted average number
of Common                 1,720,  1,718,  1,713,
     1,709,   1,707, shares outstanding      052
     116     449     695      175
Dividend Payout Ratio    32.15%  30.22%   25.07%
25.75%  42.24% Total Return             53.97%
37.02%   72.93%  12.76%  17.39% Return on Total
Average   1.86%   2.02%   1.89%   1.75%    1.00%
Assets

Return on total average  16.27%  18.86%   18.97%
17.93%   9.72% equity

Average equity/average   11.46%  10.72%   9.96%

9.75%   10.32% assets


Header:        Bar Harbor Bankshares and Subsidiary

Photograph:  captioned Sheldon F.

Goldthwait, Jr.





Dear Shareholder:

It is a pleasure to present our Annual
Report for 1997. Each year we emphasize some aspect of the Bank. In previous years we have focused on technology, our employees and our community involvement.
This is the year of the Directors.  It
has been our conscious commitment, as a
locally owned independent community
bank, to make certain that our various
geographic service areas have
representation on our Board.  This
ensures that, as banking becomes more
complicated and impersonal, we do not
lose touch with our communities and
their people. We hope that you find the sketches of our Directors informative and interesting. These accomplished and respected men and women are your elected representatives. They will welcome your comments and suggestions and be your advocates with management.


At our Annual Meeting in October, 1997,
you elected two new Directors, Cooper F.
Friend of Ellsworth and H. Lee Judd of
Southwest Harbor.  They not only
represent their communities but bring
fresh, new perspectives to the Board.


The financial results for 1997 were
almost as good as the previous year, but we experienced a slight drop in earnings from $3.90 per share to $3.73 per share.
Considering the significant non-
recurring income item from 1996 reported under Other Operating Income in the Financial Section, we were about even.
While we are pleased with the financial
results, 1997 was a year of transition
and adjustment, and not without the
frustration and stress that often
accompany change.


We completed a successful move to our
new Operations Center and some of us
spent some time getting accustomed to
working long distance with our
operations people.  A significant
portion of everyone's time in 1997 was
devoted to restoring customer confidence and service following a November 1996 upgrade of our basic operating software that did not go well. As a result we are actively searching for a software replacement and will be utilizing outside professional assistance to guide us in this very important process.

On September 23, 1997, our stock was
listed on the American Stock Exchange
(AMEX) and trades under the symbol BHB.
We feel that this is an important move
for our stockholders as it will ensure a more orderly market and provide greater liquidity. By engaging a specialist, there is a guaranteed market for our stock, buying or selling. Post listing activity reflects considerable interest in our stock and it has performed well.

In marketing our Bank, we believe that
providing products to meet our
customers' needs and maintaining a high
level of customer service differentiates us from our competition. In 1997, we successfully introduced two services in support of this belief: Customer Service
Direct and the Professionally Managed
Investment Account (PMIA).

Customer Service Direct provides
customers personal telephone access to
their account information, as well as
assistance in completing banking
transactions, through our staff of
Customer Service Specialists.  In 1998,
we will introduce TeleDirect which
provides customers automated telephone
access to their account information and
allows them to complete routine
transactions.  These two services
enhance the convenience of banking with
Bar Harbor Banking and Trust, and offer
our customers the option of conducting
their business through either our
personnel or our technology.

The Professionally Managed Investment
Account, introduced by our Trust
Department in the fourth quarter of
1997, provides seasoned and new
investors the opportunity to develop and implement their longterm investment strategies. The professional advice and management expertise provided by our
Trust Officers is of particular value to our PMIA clients. The response to this new product has exceeded our expectations.

As part of our ongoing program to
upgrade the Bank's physical facilities,
our Northeast Harbor Office was
completely renovated during 1997.  The
Bar Harbor Office is scheduled for a new entrance and a refurbished main banking lobby during 1998.

We note with sadness the passing of our
long time Director, Abner Sargent of
Ellsworth.  Abner took great pride in
his association with the Bank and
continued to attend meetings even as his health failed. His knowledge of the Ellsworth area and its people will be missed.

Our focus for 1998 and beyond will be on restoring and maintaining a high level of service to our customers as evidenced by timely and accurate delivery of innovative services by a motivated and well trained staff resulting in superior financial performance.

I do thank our customers and staff for
their support
and patience during a transitional year.
The extra time and energy invested in
1997 I am convinced will make us a
stronger Bank and a stronger Bank family in the years to come.

Very truly yours,



Sheldon F. Goldthwait, Jr.
President and
Chief Executive Officer

Photograph captioned: Opening day: Bar
Harbor Bankshares listed on AMEX.
Photograph shows Sheldon F. Goldthwait,
Jr., Virginia M. Vendrell and AMEX
officials at ceremonies on September 27, 1997.
In Touch With The Communities We Serve.

As an independent community bank, a
distinguishing feature of Bar Harbor
Banking and Trust Company is our
closeness to the people, businesses and
communities we serve.  One of the ways
Bar Harbor Banking and Trust Company
stays in touch with our customers is
through our Directors who provide first
hand knowledge to the Bank about the
economic needs of their towns and
villages.  In addition to keeping in
touch with customers, our Directors are
themselves visible and accessible
members of their communities.  As such,
they can serve as a voice for customers
with the Bank at the highest level. The local knowledge, communication, and caring our Directors contribute enhance the Bank's ability to serve through the right mix of products and services, and more timely and appropriate responses to our customers needs. Following are brief sketches of our Directors and how they stay in touch with the communities we serve.


Frederick F. Brown, Northeast Harbor
The F. T. Brown Company is a hardware
store and a Northeast Harbor
institution.  It is a place where folks
gather, share stories, and find out
what's going on around town.   For 30
years, "Buddy" Brown has not only run
the store, but was Town Clerk and saw a
steady stream of "customers." Buddy has also been president of the Northeast
Harbor Chamber of Commerce, the
Neighborhood House, a center for
community activities and events, the
Northeast Harbor Water Company, and a
member of the town Warrant Committee.
Today, he keeps in touch through his
involvement in American Legion, the
Lions Club, and the Chamber of Commerce.

Photograph:  Buddy Brown at F.T. Brown
Company


Robert C. Carter, Machias
Bob is a native of the Machias area and
has lived there for 50 years.  His
wife's family ran the landmark local
restaurant, Helen's, and Bob is a former game warden, and is currently owner/operator of the Machias Motor Inn and gun shop. Bob keeps in touch with the Machias community through the
Chamber
of Commerce, Machias Valley Baptist
Church, the Rotary Club, Warden's Relief
Association, and committees to improve
the University of Maine at Machias such
as the committees for a new library and
a new Lifelong Learning Center at the
University, both of which are accessible to and benefit all Washington County residents.

Photograph:  Bob Carter with decorative
landmark at Machias River


Thomas A. Colwell, Deer Isle
On Tom's native island, Deer Isle, the
resident population is small, doesn't
change much, and relationships go back a long way. One would be hard pressed to find someone Tom Colwell doesn't know and vice versa. For him, and for Bar
Harbor Banking and Trust Company, his
family lobster pounds provide a direct
line of communication to the lobster
fishing industry, an important market
for the Bank and the Deer Isle
community. Tom stays in touch with this market as a Director of the Maine
Lobster Pound Association, and stays in
touch with his community as a Director
of the Island Medical Center.  Tom is
also past Chairman of the School Board
and the Island Recreational Board.

Photograph:  Tom Colwell at his lobster
pound


Bernard K. Cough, Bar Harbor
"Sonny" Cough is best known in his
native Bar Harbor as a hotelier.  But
his influence extends well beyond the
businesses he owns and operates.  Sonny
was a member of MDI YMCA Fund Raising
Committee and currently serves on the
Endowment Committee, he is a past
director and present member of the Maine
Publicity Bureau, past director and
present member of the Bar Harbor Chamber of Commerce, past director and present member of the Maine Innkeepers
Association, and a former member of the
Acadia National Park Advisory
Commission.  Sonny was one of a handful
of Bar Harbor residents who helped
establish the College of the Atlantic in Bar Harbor, he was active on the Bluenose Committee to maintain ferry service between Nova Scotia and Bar
Harbor, past member of Bar Harbor Town
Council, the Warrant Committee and a
long time member of the Planning Board.

Photograph:  Sonny Cough at Atlantic
Oakes overlooking ferry terminal

Peter Dodge, Blue Hill
Peter's insurance business and his
volunteer work put him in touch with
just about every constituency in the
Blue Hill community.  For 20 years he
has served on the Board of Trustees of
George Stevens Academy, serving as Board
President for six and a half years. For more than 20 years he has served on various Board Committees of the Blue
Hill Memorial Hospital. He is a Trustee of the Bagaduce Music Lending Library, a principal in the establishment of Parker
Ridge Retirement Community, served on
the Town Budget Committee, and is
involved in special
fund-raisers for members of the
community in need. One of Peter's most
unusual activities is his role as a
musician with Flash in the Pans, a
community steel band that plays benefit
concerts for charitable organizations.

Photograph:  Peter Dodge at George
Stevens Academy


Dwight L. Eaton, Bar Harbor
Dwight's community involvement is as
wide as the territory the Bank serves
and as long as your arm. For 22 years he served on the Board of Trustees of Mount
Desert Island Hospital, chairing the
Board for two of those years.  He is in
touch with the cultural community as a
member of the Board and Treasurer of the Bagaduce Music Lending Library in Blue
Hill.  He is involved in Anah Temple in
Bangor and the MDI Rotary Club of which
he is a past president.  He is Vice
Chairman of the Bar Harbor Public
Housing Authority, and President and
Treasurer of MDI Housing for the
Elderly, Inc.  He has served as
Treasurer of the Public Health Nursing
Association, the MDI Biological
Laboratory, and Buck's Harbor Yacht
Club, and has also served on the Bar
Harbor Warrant Committee.

Photograph:  Dwight Eaton at MDI
Hospital

Ruth S. Foster, Ellsworth
Ruth's involvement in her community
began when, as a teenager, she helped
raise money to build Ellsworth's Maine
Coast Memorial Hospital.  Over the
years, she has participated in many
local fund raising activities for
charitable institutions.  She served on
the hospital's Board of Trustees, was
President of the Board of the Black
House, and is a board member of the
Bagaduce Music Lending Library in Blue
Hill.  While a Director of the Stanwood
Bird Museum, she donated a tract of land adjacent to the museum which became the Foster Trail. Among her many contributions to her community was a three-year term as the first Mayor of the City of Ellsworth. Subsequently,
Ruth served 14 years in the Maine
legislature, ten years in the House and
four in the Senate, and was named
Outstanding Legislator of the Year by
the Maine Bar Association.  Today, Ruth
maintains one-on-one contact with folks
in the Ellsworth area through her
children's store, Ruth Foster's.

Photograph:  Ruth Foster at the Black
House


Cooper F. Friend, Ellsworth
Cooper has solid connections in the
Ellsworth business community through his recreational motorsports dealership and partnership in a selfstorage company.
He is also President of the nonprofit
Recreational Motorsports Association of
Maine. His involvement in the Ellsworth community today centers around the James
Russell Wiggins YMCA. Cooper is Chairman of the Board of this organization that reaches out to individuals and families in the City of Ellsworth and other nearby towns. Cooper is also a member of the Anah Temple Shrine, the Ellsworth Lions Club and he is a past
Director and Chairman of the Ellsworth
Area Chamber of Commerce.

Photograph:  Cooper Friend at the
Russell Wiggins YMCA

Robert L. Gilfillan, Bar Harbor
Since 1917, the Gilfillan family-owned
West End Drug has been a gathering place and source of comfort for Bar Harbor residents. Aside from his professional connections with the Maine
Pharmaceutical Association, American
Association of Counsulting Pharmacists
and the National Association of Retail
Druggists, Bob Gilfillan has many
connections with his community.  For
over 25 years he was a member of the Bar
Harbor Police Reserves, he served many
years on the town Warrant Committee and
Planning Board, and was a Director of
the MDI YMCA.  Today, Bob pursues a
number of Masonic affiliations in the
area and is very active in conducting
classes in navigation and boating safety with the U.S. Coast Guard Auxiliary of which he's been a member for over 30 years. Like his drugstore, Bob is a real "fixture" in the town of Bar
Harbor.

Photograph:  Bob Gilfillan at West End
Drug


Sheldon F. Goldthwait, Jr., Bar Harbor
As was his bank president father before
him, Sheldon is very much a part of the
Mt. Desert Island community.  He is one
of Bar Harbor's volunteer firemen, a
member and past president of the MDI
Rotary Club, current President of the
Board of Directors of the Jesup Memorial
Library, Treasurer of the Bar Harbor
Village Improvement Association, and a
Director of Friends of Acadia, the local park support group. Sheldon has also served as a Director of the MDI YMCA, the Center for Human Genetics, as Treasurer of Ellsworth's Black House, as past president of the Abbe Museum, and on the Bar Harbor Warrant Committee.
Sheldon extends his influence beyond the area as a Director and past president of the Maine Bankers Association and as a member of the American Bankers
Association's (ABA) Government Relations
Council.

Photograph:  Sheldon Goldthwait at the
Jesup Memorial Library

H. Lee Judd, Southwest Harbor
Ask Lee what he does to stay in touch
with his community and he'll say "a few
things where I believe I can make a
difference."  In the past he served on
the MDI High School Board for seven
years and on the Bar Harbor Warrant
Committee.  Today his efforts, outside
of his job as president of the Hinckley
Insurance Group, include Friends of
Acadia and the Causeway Club in
Southwest Harbor.  As Chairman of
Friends of Acadia, a group dedicated to
the preservation and protection of
Acadia National Park, he is in constant
touch with the park, business, municipal and residential communities of Mount
Desert Island on a wide variety of
issues.

Photograph:  Lee Judd at Acadia National
Park

James C. MacLeod, Bar Harbor
It would be difficult to find a person
on MDI whose life Jim hasn't touched. A kindly man with a great interest in and love of people, Jim began his working career in the corner grocery store. For many years he served in the state legislature while owning and operating the original Bluenose Inn, one of Bar
Harbor's premier motels.  Today, Jim is
involved in the MDI Lions Club and the
American Legion, and is active in
Hancock County and state politics.  Jim
is an avid golfer and a supporter of the Kebo Valley Junior Golf program.

Photograph:  Jim MacLeod at the Kebo
Valley Club


John P. McCurdy, Lubec
On community involvement, John McCurdy
comments, with typical Downeast
understatement, that with a 7day a week
job at the McCurdy Fish Company, he'd
been too busy all his life to join any
service clubs or community
organizations.  Quietly, he'll tell you
how many people had found jobs in his
company, how many he'd helped find
financing when they needed money, and
how many folks he'd come in contact with from Machias to Calais through his father's auto dealerships. In touch?
In Lubec the McCurdy name is a household word.

Photograph:  John McCurdy at home in
Lubec


Jarvis W. Newman, Southwest Harbor
Jarvis is best known locally for his
ties to the boatbuilding industry.  He
founded Jarvis Newman, Inc., where he
created and built a line of power boats
as well as a fiber glass reconstruction
of the Friendship Sloop.  He is also an
owner of Newman and Gray on Cranberry
Isle.  Jarvis has also kept in touch
with his community.  He is a member of
the MDI Lions Club, a member of the
Southwest Harbor Comprehensive Planning
Committee, Vice President and a Director of the Causeway Club, and a Director of Friends of the Causeway. In the past, Jarvis served as President of the Southwest Harbor Chamber of Commerce,
Vice Commodore of the Southwest Harbor
Fleet, was an MDI High School Band
Booster, served on the Southwest Harbor
Warrant Committee, the vestry of his
church, and was a member of the Maine
Boatbuilders Association.

Photograph:  Jarvis Newman at Newman
Marine Brokerage

Robert M. Phillips, Sullivan
Bob's connections with Milbridge and
Sullivan are primary through business.
His career in Maine began in
blueberries.  He was President of the
Wild Blueberry Association of North
America and Chairman of the Maine
Blueberry Commission.  He was a member
of the Agricultural Advisory Committee
to the University of Maine and advisor
to the university's Food Science
Department.  Today, Bob is in the
lobster export business but still finds
time for community volunteer efforts
such as helping the
Garden Club beautify Sullivan Town Park.
Bob is also a past trustee of Maine
Coast Memorial Hospital in Ellsworth.

Photograph:  Bob Phillips overlooking
the harbor at Sorrento

John P. Reeves, Bar Harbor
As past president of Bar Harbor Banking
and Trust Company, John has been
involved in a variety of community
volunteer activities, such as Bar Harbor
Town Council and the Fire Department.
Today, his time and considerable energy
is devoted to helping the youth of Mount
Desert Island as well as its business,
scientific and educational communities.
John is Treasurer of the Board of
Trustees of the MDI YMCA, recently
chaired a successful drive to raise
money for a new YMCA building, and
currently chairs the Y's Endowment
Committee.  He is a Member of the
Corporation of the Jackson Laboratory in Bar Harbor and long-time fund-raiser for the Laboratory's MDI Chapter. He is also a Trustee of College of the Atlantic, Chairman of COA's Investment and Audit Committees, and a member of the Finance Committee.

Photograph:  John Reeves at the new MDI
YMCA


Lynda Z. Tyson, Bar Harbor
As a self-employed marketing
communications consultant and past
executive director of the Bar Harbor
Chamber of Commerce, Lynda is in touch
with a large segment of the region's
business community. Her seven years on
the MDI Hospital Board of Trustees,
three years as chairman, also
established strong ties with the local
and state health care industry.
Currently, Lynda is a Director of the
Maine Sea Coast Missionary Society which supplies spiritual and practical help for people in isolated communities along
Maine's coast and islands.  Lynda
continues to volunteer her time to
conduct seminars and hands-on workshops
for small and start-up businesses in
conjunction with organizations such as
SCORE.

Photograph:  Lynda Tyson at the Maine
Sea Coast Missionary Society

Bar Harbor Bankshares
1997 Annual Report
FINANCIAL SECTION

Ghosted visual of lobsterboat at wharf


TABLE OF CONTENTS

Pages 1 - 5         Management's
Discussion and Analysis
Page 6              Independent
Auditors' Report Pages 7 - 10
Consolidated Financial Statements
Pages 11 - 21       Notes to
Consolidated Financial Statements

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF
OPERATIONS

The following discussion and analysis of Bar Harbor Bankshares' financial condition and operations should be read in conjunction with the Consolidated
Financial Statements (beginning on page
7) and Notes to the Consolidated
Financial Statements (beginning on page
11).

BUSINESS

Bar Harbor Bankshares' wholly-owned
subsidiary, Bar Harbor Banking and Trust
Company (the Bank), is an independent
community bank serving eastern Maine with ten full-service commercial banking offices and an eleventh office dedicated to trust services. The Bank has built a reputation for establishing strong and lasting "relationships" with its individual, business and institutional customers, and delivering an extraordinary level of personal and personalized service.

Bar Harbor Banking and Trust Company
offers its customers a complete range of accounts and services, convenient locations, and competitive lending and deposit interest rates. In addition, the Bank's policy is to offer customers a high degree of access to the Bank and their accounts both during and after regular banking hours through a variety of person-toperson and automated services.

The Bank's Trust Department is one of the largest among independent banks in the state of Maine. In addition to traditional trust and estate planning services, the Trust Department offers sophisticated, goal-oriented professionally-managed investment services designed to meet the specific financial objectives of its clients. It also prides itself on the quality and longevity of its client relationships.

As a community bank, one of Bar Harbor
Banking and Trust Company's goals is to
enhance the quality of life for the
people of eastern Maine.  The Bank does
this by lending locally, through its
Directors who represent the towns and
villages in our service
area, and by maintaining a strong
charitable giving and employee volunteer service program that supports local civic and community organizations.


RESULTS OF OPERATIONS

Loans

The Bank's primary source of income is
interest generated from loans to its
customers.  The competition for loans
from bank and non-bank institutions
entering the eastern Maine marketplace
has increased over the past three years.
During the same period, loan volume has
remained constant.
This has slowed loan growth for Bar
Harbor Banking and Trust Company.

In 1997, the Bank's loan portfolio
grew $5.1
million, or 2% over 1996. This compares to loan growth in 1996 of $10.2 million, a 5% increase over 1995. Loan growth in 1997 was due principally to growth in residential mortgages. As a percentage of total loans, consumer loans represent
54% and commercial loans 46%. This minor swing in 1997 from the Bank's traditional
50-50 split was due to a $12 million
increase in consumer loans and a $5
million decrease in commercial loans
compared to 1996.  The reduction in
commercial loans came at the end of 1997 as municipal loans were paid off and commercial lines of credit were paid down.

Indices for interest rates rose in 1997
with the prime rate increasing 1/4%. The local marketplace, however, experienced a decrease in rates due to increased competition among both traditional and nontraditional providers of credit.

Market rates of interest remained flat
throughout the year. The yields on loans dropped 12 basis points from 1996's yields when comparing average balance sheets for both years. The increase in interest income on loans in 1997 compared to 1996 was $725,000. Interest income grew by $980,000 due to increased loan volumes over 1996 and decreased by $255,000 due to interest rate changes.
This compares with an increase in loan
interest income in 1996 of $1 million
over 1995.  Of this increase, $1.2
million was due to increased loan volume and $174,000 was a reduction due to interest rate changes.

Loans to the hospitality industry (hotels and restaurants) represent the highest loan concentration by industry at 68% of capital, $28.7 million up from $27.8 million in 1996. Other substantial loan concentrations include fishing, $11.0 million, commercial and real estate development, $13.9 million, and miscellaneous retail, $10.7 million.
Credit concentrations over $700,000
decreased substantially from $35 million to $28 million due to payoffs or paydowns by major borrowers. Eighty percent of the credits totaling $700,000 or more are secured by real estate and have loan to value ratios of no more than 70%.

The Bank's underwriting process uses
conservative loan to value ratios and
state and federal government guarantee
programs where appropriate.

In addition to loans to consumers and
commercial customers, the Bank originates and sells (or participates in) loans to other lenders and investors. The sale of loans allows the Bank to relend funds in its service area, while the servicing provides income. In 1997, loans serviced totaled $64.7 million compared to $67 million in 1996.

Allowances for possible loan losses in
1997 increased 10% to 2.2% of total
loans.  For the past three years, the
Bank's allowance for possible loan losses has exceeded 2% of total loans. This percentage is higher than most national and local peer banks and indicates a conservative approach to loan portfolio management.

The loan portfolio is reviewed on a
quarterly basis to be sure there are
adequate reserves.  Reserves are set
aside for specific loans, a pool of
reserves based on historical charge offs by loan types, and supplementary reserves for economic conditions, credit concentrations, industry concentrations, and loan policy changes. Management also evaluates loan impairment quarterly according to Financial Accounting
Standards Board (FASB) Statement No.
114/118.

The 1997 provision for loan losses was
$620,000. After gross charge offs of
$585,000 and recoveries of $415,000,
reserves were increased to $4.7 million, representing 2.2% of total loans or 25 times 1997's net charge offs. There was a recovery of a single loan of $300,000 that was charged off in a previous year, but, absent that, net charge offs would have been 0.2% when compared to total loans as opposed to the actual net charge offs of less than 0.1%.

In 1997, the two loan categories showing the highest percentage losses were the consumer installment loan portfolio at
$280,200 or 2.5% and consumer credit
cards at $78,300 or 3.6%.  The credit
card loss is below the national average
of 6.0% which reflects high consumer debt and an increase in bankruptcies. Losses in the real estate loan portfolio were minimal. In 1996, net charge offs of $475,000 represented .2% of total loans.
Approximately 33% of the charge offs
resulted from losses in the installment
loan portfolio, predominantly in credits cards.

All loans 90 days or more past due at
month end that are not well secured and
in the process of collection are placed
on non-accrual status.

Loans over 90 days past due, including
loans on a non-accrual basis, declined in 1997 to 1.8% as a percentage of total loans compared to 2.0% in 1996. Non-accrual loans totaled $3.2 million at the end of 1997, with loans past due over 90 days and still accruing totaling $774,000. At the end of 1996, nonaccrual loans totaled $3.5 million with loans past due over 90 days and still accruing totaling $733,000.

Quarterly, all loans over 90 days past
due are reviewed for possible charge off.
Collection
efforts continue whether or not the loan is charged off, but if there is a reasonable doubt about whether the loan is collectible, it is charged off.

When a real estate loan goes to
foreclosure and the Bank buys the
property, the property is transferred
from the loan portfolio to the Other Real
Estate Owned (OREO) portfolio at its fair value. If the loan balance is higher than the fair value of the property, the difference is charged to the allowance for loan losses before the transfer takes place. Along with using conservative valuations of OREO properties, reserves are established to allow for selling expenses that can be reasonably forecast.

At the end of 1997, the OREO balance of
$76,400 with a reserve of $17,500 was the lowest in recent history. It represented four properties that are actively for sale. At the end of 1996, the OREO balance was $293,000 with a reserve of $22,600.


Investments

The investment portfolio continues to add liquidity, diversification, and earnings to the Bank's financial picture. The investment portfolio represents 31% of the Bank's total assets and 33% of the Bank's earning assets and has remained at these levels for several years.

In 1997, the Bank's balance sheet
decreased by $2.4 million from 1996.
With loans growing by $5.1 million,
deposits remaining flat at $251 million
and a reduction in other liabilities
(securities sold under repurchase
agreements and advances from the Federal
Home Loan Bank [FHLB]) of $8.5 million,
the investment portfolio decreased by
$1.8 million or 1.6%.  Loan growth and
the reduction in borrowings from the FHLB were partially funded by principal payments from the Bank's mortgage-backed securities totaling $11.3 million.
Principal payments are generated from
consumers nationwide making their monthly mortgage payments and refinancing mortgages. Principal payments affect the yield on the investment portfolio.
During 1997, the yield of the entire
portfolio increased by 22 basis points.
Those securities with taxable interest
income earned an average yield of 7.1%
and 6.9% for years ending December 31,
1997 and 1996, respectively.

Although the net investment portfolio
decreased by $1.8 million from year end
1996, purchases in 1997 totaled $33.1
million, 99% of which are guaranteed by
the U.S. Government.  Of these, $4
million were purchased with call dates in the 3-6 month range as an alternative to selling Federal Funds. An additional
$10.2 million have call dates during 1998 and another $3.3 million are callable between 1999 and 2002. The average yield on the callable debentures as of year end
1997 was 7.0%. In addition, $15 million of U.S. Government sponsored mortgage-backed pools were purchased in 1997.

Purchases in 1996 totaled $24.4 million,
96% of which were guaranteed by the U.S.
Government.  Of these purchases, $8.5
million represented debentures with call
dates between six months and three years
and an average yield of 7.4%.  $3.5
million of these agency debentures had
ten year final maturities and were placed in the Bank's available for sale portfolio. In general, callable securities purchased with maturity dates of 10 years or longer are placed in the available for sale portfolio.

In 1997, interest and dividends earned on the Bank's investments showed an increase of $271,000 of which $62,000 is attributable to additional securities
purchased in 1997 and an increase in
earnings of $209,000 due to yields.  As
the Bank's tax exempt
portion of the investment portfolio
decreases, it is being replaced by
taxable securities, which accounts for a portion of the increase in yields. In
1996, interest and dividends earned on
the Bank's investments showed an increase of $366,000 over 1995, of which $498,000 was attributable to additional securities purchased in 1996 with a reduction in earnings of $132,000 because of declines in interest rates.

At the end of 1997, the Bank held one
interest rate swap agreement whereby the Bank receives a fixed rate of interest and pays a variable rate of interest on the notional amount of $5 million. This agreement matures in May of 1998. This exchange is not a funding transaction, but a stream of interest payments. The net effect on earnings of the interest rate swap agreement for 1997 was a reduction in income of $30,100. A second interest rate swap matured in May of 1996. The net effect on earnings of the interest rate swap agreements for 1996 was a reduction in income of $21,150. In
1995, the net effect on earnings was a
reduction in income of $60,700.
Additionally, the Bank has a 5-year
interest rate floor, purchased in 1994,
that pays interest on a notional amount
of $10 million if the specified index
falls below the floor rate.  No income
has been recognized to date on this
contract. The interest rate risk factor
in the swap and floor is considered in
the overall interest management strategy of the Bank.

During 1997 and 1996, interest rates
remained stable throughout the year.  In
1997, the cost of the Bank's interest
bearing liabilities increased by $429,000
(3.8%) over 1996, based on average growth in interest bearing liabilities of $5.5 million. At year end 1997, deposits were level with 1996. Total borrowings comprised of securities sold under repurchase agreements plus advances from the FHLB are $8.5 million less than at year end 1996.

In 1996, the cost of borrowings increased by $197,000 based on average growth in borrowings of $5 million. The Bank's interest rates on deposits remained stable throughout 1996 with average deposits growing by more than $10.5 million and the cost of those deposits, which were primarily certificates of deposit, increased by $460,000.

Other Operating Income

The Bank's other operating income for
1997 was comparable with 1996.  Trust
Department income before expenses
increased by $314,000 (14.2%) over 1996.
This increase was offset by reductions in service charges on deposit accounts. Due to the conversion of banking software, various service charges were waived for customer relations reasons. This included fees for checks written against insufficient funds which were $87,000 less in 1997 than in 1996.  While 1997
other operating income was $202,000 below the previous year, 1996 other operating income was inflated by the $278,000 insurance payout described below. That considered, 1997 other operating income was on a par with 1996.

Other operating income for 1996 was
$600,000 over the 1995 total, and was
attributed to three specific events: the Trust Department reported gross income before expenses totaling $280,000 more than in 1995. Additionally, FASB
Statement No. 122, "Accounting for
Mortgage Servicing Rights" was
implemented effective January 1, 1996 and increased income by $153,000. Finally, an insurance payment totaling $278,000 was received after the death of past president and director, Robert H. Avery.

Trust

The Bank's Trust Department's total
revenues before expenses grew to $2.5
million, compared to $2.2 million in 1996 and $1.9 million in 1995. Market value for the assets held in the Trust
Department as of December 31, 1997 was
$357 million compared to $322 million in 1996 and included $13.5 million in new business. The Trust Department continues to use a consistent process for selecting investment opportunities designed to meet the financial objectives of its clients.

Other Operating Expenses

In 1997, other operating expenses grew by 8.1% over 1996. Salaries and benefits were higher by $316,000 (5.6%)
representing merit increases as well as
additional training and staffing
necessitated by the banking software
conversion that took place in November of 1996. Additionally, 1997 furniture and equipment expense was $243,000 higher than in 1996 due primarily to the increase in depreciation of technology, plant and equipment acquired by the Bank in the past 12-18 months. This includes upgraded individual personal computers, networking servers, and software and hardware enabling the Bank to image checks, other transaction documents, correspondence and legal documents. It also includes the depreciation of the Operations Center in Ellsworth and more powerful voice and data communication equipment, linking the branches to the central server at the Operations Center.
Telephone line charges increased by
$86,000 (46%) over 1996, and is reflected under other operating expenses below.

Other operating expenses increased
$317,000 (8.5%) over 1996.  This increase
was comprised of noncapital expenses
incurred to complete the installation of technological improvements begun in 1996.

In 1997, the Bank began outsourcing a
large portion of its internal audit
function resulting in an increase of
$58,000 over 1996.  The Bank expects to
incur additional technology consulting
costs in 1998 as it reviews banking
software solutions.

In looking at previous years, other
operating expenses for 1996 were $443,000 higher than for 1995. Furniture and equipment expense increased in 1996 due to the depreciation of equipment purchased in mid-1996. Salaries and benefits were 6.7% higher in 1996 and include merit increases, additional overtime resulting from the implementation of new software technology, and incentive payments made to employees.

In 1995, the Bank began developing
several major projects involving
facilities and technology.  In order to
engineer these changes most effectively, the Bank sought the services of a consulting firm to review existing procedures, seeking greater efficiencies while maintaining quality customer service. Funds spent on this project in 1995 totaled $187,000.

In 1997, FDIC insured banks, through the Deposit Insurance Funds Act, were charged by the Financing Corporation (FICO) with helping to service interest on its FICO bonds. The Bank's portion of this charge for 1997 was $30,000. In mid-year 1995, the FDIC temporarily discontinued the
charge for insurance premiums for well
capitalized banks, reducing the cost for insurance to $260,000 in that year. As of December 31, 1996 and 1997, the premium had not been reinstated.

Net Earnings

Net earnings for the Bank of $6.4 million were on a par with 1996's earnings, excluding the $278,000 nontaxable insurance payment received in 1996.
Earnings for 1995 were $5.9 million.

The efficiency ratio, one of the more
frequently quoted measures for a bank,
compares the relationship between non-
interest expense to net interest income
plus non-interest income. The lower the percentage, the better the bank is monitoring its expenses. As of year end
1997, the Bank had an efficiency ratio
of 56%, which is lower than the industry standard.

The Bank's earnings translate into a
return on average equity of 16.3%,
compared to 18.9% in 1996. Earnings per
share in 1997 were $3.73 compared to
$3.90 in 1996 and $3.43 in 1995.  Return
on average assets in 1997 was 1.9%
compared to 2.0% for 1996 and 1.9% for
1995.
LIQUIDITY

A primary function of asset/liability
management includes assuring adequate
liquidity that reflects the ability of
the Bank to meet the cash flow
requirements of its customers without
significant loss to the Bank. Liquidity comes from five sources in the balance sheet: the Bank's investment portfolio, deposits, borrowings, loan repayments, and profits.

Liquidity is needed to fund increased
loan demand and to cover the seasonal
outflow of deposits during the winter
months. The Bank's investment portfolio not only provides liquidity, but also diversification in managed assets. The
Bank maintains adequate liquidity
without having to sell portions of its
investment portfolio by pledging
portions of its portfolio as collateral
for borrowings.

The December 31, 1997 investment summary
indicated a net unrealized gain of
$897,000 on the Bank's held to maturity
portfolio.  On December 31, 1996, this
portfolio showed a net unrealized gain
of $351,000. On December 31, 1997, the
Bank's available for sale portfolio
showed a gain of $36,000.  This
portfolio had an unrealized loss of
$157,000 as of December 31, 1996.    The
portion of the Bank's portfolio which is taxable had an average yield of 7.1% in 1997 compared to 6.9% in 1996. At year-end 1997, the Bank's large mortgage-backed security portfolio had a net unrealized gain of $587,000. This compares to an unrealized loss on the mortgagebacked securities portfolio in
1996 of $152,000. Although premiums were paid on portions of the mortgage-backed securities purchased in earlier years, many of those pools were seasoned at the time of purchase and have not prepaid as quickly as expected. The mortgage-backed securities portfolio has an average life of 4.4 years, an average duration of 2.2 years and is yielding and average of 6.7%, which is more favorable than comparable securities with similar average lives in the current market.

Deposits represent the Bank's primary
source of funds. For the second year in a row, total deposits have remained steady, although there are shifts within the specific categories. Strong competition from both financial and non-financial institutions and the strength of the national economy and stock markets are providing alternatives to traditional bank deposits. The Bank has evidenced stability in its core deposit accounts over the past several years.
Bar Harbor Banking and Trust Company
does not purchase brokered deposits.

Changes in the Bank's market and the
local economy in general were reflected
in the liability mix during 1997.  With
loan growth slowing and a reduction in
the balance sheet, investment maturities and principal payments on mortgage-backed securities have served as sources of liquidity along with cash on hand and loan repayments. Over the past five years, the Bank has expanded its sources to include advances available through the Federal Home Loan Bank of Boston, as well as repurchase agreements secured through several wholesale firms and a seasonal borrowing line with the Federal
Reserve Bank of Boston.  Through the
above options, additional funds
available to the Bank at December 31,
1997 totaled $88 million; however, the
Bank does not intend to borrow funds to
its maximum availability.  These funds
have been used, in accordance with
asset/liability management objectives of the Bank, to purchase investment securities and to fund deposit outflow.

The Bank's primary approach to measuring liquidity is utilizing a Basic
Surplus/Deficit model.  It is used to
calculate liquidity over a 30-day and a
90day time horizon, by examining the
relationship between marketable assets
after deducting pledged assets, and
short-term liabilities that are
vulnerable to non-replacement within a
30-day
period.  The 90-day analysis extends to
include a projection of subsequent cash
flow funding needs over an additional 60-day horizon. The Bank's minimum policy level of liquidity under this model is 5% of total assets for both time horizons. As of December 31, 1997, the
30-day and 90-day ratios are 17.2% and
17.7%, respectively.  At December 31,
1996, the ratios were 19.9% and 18.7%,
respectively. Management believes the
Bank has adequate liquidity available to respond both to expected and unexpected liquidity needs based on the Basic
Surplus/Deficit model.

Asset/liability management has the role
of maintaining a balance between
interest-sensitive earning assets and
interest-bearing liabilities. Effective
management of interest rate risk can
protect the Bank against adverse changes in interest rates and can enhance the Bank's interest margins and earnings through periods of changing interest rates. In times of rising interest rates, Bar Harbor Banking and Trust
Company will maximize earnings if more
loans and/or investments are subject to
rate changes than interest bearing
liabilities.  As interest rates rise,
the Bank monitors its rate sensitivity
seeking to ensure that both assets and
liabilities respond to changes in
interest rates to minimize the effect of those changes on net interest income.
As of December 31, 1997, Bar Harbor
Banking and Trust Company had $166
million in assets and $174 million in
liabilities that could be repriced
within one year.  This is comparable to
1996's repriceable figures.
Management continues to watch economic
trends with respect to interest rates.
The Bank is well balanced with assets
and liabilities repricing concurrently.
Based on simulations, if interest rates
were to rise by 200 basis points and if
the Bank were to maintain the balance
sheet as it stands today, the Bank would reduce its net interest income by $34,000 during the next twelve months and $79,000 in the second year. If rates were to drop by 200 basis points, the Bank would experience an increase in its net interest income of $190,000 in the first twelve months and $86,000 during the second year.

Loan repayments and maturing investments are set forth in the Statements of Cash
Flows.  Profits, the final source of
liquidity, also are detailed on the
preceding pages.

CAPITAL RESOURCES

Regulatory standards for bank capital
adequacy require that capital be at
least 8% of risk-adjusted assets.  Bar
Harbor Banking and Trust Company's total risk-based capital ratio of 21.5% far exceeds the guidelines. This means that the Bank is not restricted from paying dividends.

Stockholders' equity increased by $4.6
million as of December 31, 1997 and
1996.

Dividends of $2.1 million declared on
the Company's common stock, represented
a 32% dividend payout ratio and
contributed to a total return to
shareholders of 54%.  This total return
was, in part, due to the Bank's listing
on the American Stock Exchange on
September 23, 1997.  Bar Harbor
Bankshares' stock was priced at $36.50
at year end 1996 and closed at $55.00 on December 31, 1997.

A strong capital position, which is
vital to the continued profitability of
the Bank, also promotes customer
confidence and provides a solid
foundation for future growth. Continued growth in stockholders' equity has been achieved through reinvested earnings.

There are no known trends, events or
uncertainties nor any recommendations by any regulatory authority that are reasonably likely to have a material effect on the Company's liquidity, capital resource or operating results.

IMPACT OF RECENTLY ISSUED ACCOUNTING
STANDARDS

In 1997, the Bank adopted Statements of
Accounting Standards (SFAS) No. 125,
"Accounting for Transfers and Servicing
of Financial Assets and Extinguishment
of Liabilities," and No. 127, "Deferral
of the Effective Date of Certain
Provisions of SFAS No 125".  The
adoption of these standards did not have a material effect on the financial statements.

In 1997, the Financial Accounting
Standards Board (FASB) issued SFAS No.
128 "Earnings per Share", SFAS No. 129
"Disclosure of Information about Capital
Structure", SFAS No. 130  "Reporting
Comprehensive Income", and SFAS No. 131
"Disclosures about Segments of an
Enterprise and Related Information".

These statements deal with disclosure
and presentation requirements used in
the financial statements.  They do not
change the measurement or recognition
methods.

SFAS No. 128 requires retroactive
presentation of diluted earnings per
share, in addition to basic earnings per share already presented. However, as the Company has no potential common stock, the Company has no diluted earnings per share. Financial statement disclosures also comply with SFAS No.
129 which summarizes but does not change the Company's requirements to disclose information about capital structure.

SFAS No. 130 and No. 131 are effective
for periods beginning after December 15, 1997. Management has not determined additional reporting requirements under these statements.

YEAR 2000 RISK ASSESSMENT AND ACTION
PLAN

It is anticipated that many computer
applications will not operate as
intended past the year 1999 without
modifications.  This is due to the
practice of using only two digits
instead of four digits to
identify a year in the date field, for
example: "97" instead of "1997".  On
January 1, 2000, it is possible that
some systems with time sensitive
software programs will recognize the
year as "00" and incorrectly interpret
it as "1900".
The Federal Reserve Board has identified six risk categories of particular concern to financial institutions. Of these six, emphasis is given to the areas of operational risk, legal risk, and reputation risk. The Company has adopted a plan to minimize the Year 2000 risk. The plan includes the formation of a Year 2000 Committee which will be charged with implementing a five phase plan of awareness, assessment, renovation, validation and implementation for all systems and equipment used in the day to day operations of the Bank. The timeline for the Committee calls for completion of the awareness, assessment and renovation phases by December 31, 1998;
testing and validation should be well
underway by that time as well. However, the Bank is considering a major conversion of banking software, which could have an impact on the Company's
Year 2000 testing and implementation
plan. Management feels that the Bank is
adequately addressing the Year 2000
issue, thereby minimizing any associated risks to its customers. The Company has not determined the financial impact of the Year 2000 project.
IMPACT OF INFLATION AND CHANGING PRICES
The Consolidated Financial Statements
and related notes, presented on
subsequent pages of this report, have
been prepared in accordance with
generally accepted accounting
principles.  These principles require
the measurement of financial position
and operating results in terms of
historical dollars without considering
changes in the relative purchasing power of money over time due to inflation.
Unlike many industrial companies,
substantially all of the assets and
virtually all of the liabilities of Bar
Harbor Banking and Trust Company are
monetary in nature.  As a result,
interest rates have a more significant
impact on Bar Harbor Banking and Trust
Company's performance than the general
level of inflation.  Over short periods
of time, interest rates may not
necessarily move in the same direction
or in the same magnitude as inflation.
MARKET FOR COMMON STOCK
High and low bids for each quarter of
1997 and 1996 are listed below (per
quotes from The Bangor Daily News
through September 23, 1997), the date of listing on the American Stock Exchange.

<caption
>
         1st Quarter   2nd Quarter    3rd Quarter
         4th Quarter High          High
         High          High
         Low           Low            Low
Low
1997     38.75 to      42.75 to       48.375 to
62.00 to
         35.00         36.375         39.75
49.125 1996    37.50 to      44.00 to
42.00 to      39.50 to
         26.125        37.00          38.00
36.25

As of January 1, 1998, there were 1,075
registered holders of record of Bar Harbor
Bankshares common stock.

Dividends paid by the Company in 1997 and 1996:

<caption
>
         1st Quarter   2nd Quarter    3rd Quarter
4th Quarter

1997     $0.28         $0.30          $0.30
$0.32
1996     $0.20         $0.20          $0.25
$0.53

INDEPENDENT AUDITORS' REPORT

BDM&P LOGO
BERRY, DUNN, McNEIL & PARKER
CERTIFIED PUBLIC ACCOUNTANTS
MANAGEMENT CONSULTANTS
________________________________________
____________ ________
100 Middle Street / P.O. Box 1100,
Portland, Maine 04104-1100 / (207 775-
2387 / FAX (207) 774-2375


The Board of Directors
Bar Harbor Bankshares


We have audited the accompanying
consolidated statements of financial
condition of Bar Harbor Bankshares and
Subsidiary as of December 31, 1997 and
1996, and the related consolidated
statements of earnings, changes in
stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance
with generally accepted auditing
standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the
accounting principles used and
significant estimates made by
management, as well as evaluating the
overall financial statement
presentation.  We believe that our
audits provide a reasonable basis for
our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bar Harbor
Bankshares and Subsidiary as of December
31, 1997 and 1996, and the consolidated
results of their operations and their
consolidated cash flows for each of the
three years in the period ended December
31, 1997, in conformity with generally
accepted accounting principles.

(signature: Berry, Dunn, McNeil &
Parker)
Portland, Maine
February 20, 1998



Offices in: Bangor, Maine, Portland,
      Maine, Lebanon, New Hampshire,
      Manchester, New Hampshire
        Bar Harbor Bankshares and
   Subsidiary CONSOLIDATED STATEMENTS
   OF FINANCIAL CONDITION
             December 31, 1997 and
             1996
 (In thousands, except number of share and per share
                        data)

                                                  1997        1996
Assets
Cash and due from banks                    $    7,537
$  11,298
Federal funds sold                                  0        2,000
Securities available for sale                  14,608       19,384
Securities held to maturity (market
value $86,248 in 1997;                         85,351       82,717
    $83,068 in 1996)                            6,012        5,624
Other securities                                  365          337
Loans held for sale
Loans, net of allowance for possible          212,396
207,667 loan loses of $4,743in
7,658   7,498
    1997 and $4,293 in 1996                     8,799
Premises and equipment                                       8,618
Other assets
Total assets                                  $342,726
$345,143

Liabilities and stockholders' equity
   Liabilities
Deposits
   Demand deposits                          $  36,837
$ 35,919
   Now accounts                                39,536       40,530
   Savings deposits                            53,378       53,085
   Time deposits                              122,152
122,142
Total deposits                                251,903
251,676
Securities sold under repurchase                4,474        8,246
agreements                                     39,160       43,908
Advances from Federal Home Loan Bank            4,727        3,426
Other Liabilities
Total liabilities                              300,264
307,256

Commitments and contingent
liabilities  (Note 17)
Stockholders' equity
Capital stock, par value $2; authorized
10,000,000 shares;                              3,642        3,637
   Issued 1,820,583 in 1997 and                 7,574        7,489
1,818,237 in 1996                              32,562       28,205
Surplus
Retained Earnings                                  24        (104)
Net unrealized appreciation on                (1,340)
(1,340) securities available for sale,
   net of tax
Less:  Cost of 100,000 shares of
Treasury Stock
Total stockholder's equity                      42,462      37,887

Total liabilities and stockholders'           $342,726
$345,143 equity

The accompanying notes are an integral
part of these consolidated financial
statements.
        Bar Harbor Bankshares and
         Subsidiary CONSOLIDATED
         STATEMENTS OF EARNINGS
  Years ended December 31, 1997, 1996 and
                   1995
 (In thousands, except number of share and
                        per share data)

                                    1997
1996     1995
Interest and dividend income:
Interest and fees on loans       $21,028
$20,303   $19,299 Interest and dividends on:
   Taxable securities              6,415
6,099   5,623
   Non-taxable securities            651
767     852
   Equity securities                 424                 378

353
Total interest and dividends      28,518
27,522    26,152

Interest expense:
Deposits                           8,793
8,888   8,428
Borrowings                         2,917
2,393   2,196
Total interest expense            11,710
11,281    10,624
   Net interest income            16,808
16,241    15,528
Provision for loan losses            620
720     960
   Net interest income after      16,188
15,521    14,568
provision for loan losses

Other operating income:
Trust department income            2,525
2,211   1,932
Service charges on deposit           690
797     789
accounts                           1,634
1,624   1,628
Other service charges,               152
368      49
commissions and fees
Other operating income
                                   5,001
5,000   4,398
Other operating expenses:
Salaries and employee              6,005
5,689   5,333
benefits                             608
596     622
Occupancy expense                  1,155
911     737
Furniture and equipment            4,033
3,717   3,779
expense
Other operating expense
                                  11,801
10,913    10,471

Earnings before income taxes       9,388
9,608   8,495
   Income taxes                    2,966
2,899   2,616
Net earnings                     $ 6,422   $
6,709   $ 5,879


Per common share data:
   Net earnings                    $3.73
$3.90   $3.43
   Weighted average number of  1,720,052
1,718,11  1,713,44 common shares                           6            9
         outstanding

The accompanying notes are an integral part of these consolidated financial statements.
        Bar Harbor Bankshares and Subsidiary
  CONSOLIDATED STATEMENTS OF CHANGES IN
              STOCKHOLDERS'
                 EQUITY
    Years ended December 31, 1997, 1996 and 1995

                                                Net
                                           Unrealiz
                                                 ed
                                           Apprecia
                                               tion               Net
                    Capita         Retain  (depreci
Treasur    Stock
                         l Surplu      ed    ation)
y  holders
                     Stock      s  Earnin        on
Stock        '
                                       gs  securiti            Equity
                                                 es
                                           availabl
                                                  e
                                           for sale

Balance December    $3,620 $7,314  $19,11       $48
($1,340  $28,761
31, 1994                                9
)

Net earnings 1995                   5,879                       5,879
Cash dividends                                                      0
   declared ($.86
   per share)                      (1,474                     (1,474)
Net unrealized                          )
   appreciation on
   securities
   available for
sale,                                            15                15
   net tax of $8
Sale of stock            8     54              ____
_______  _____62
(3,770                             ______
   shares)
Balance December    $3,628 $7,368  $23,52       $63
($1,340  $33,243
31, 1995                                4
)

Net earnings 1996                   6,709                       6,709
Cash dividends
   declared ($1.18                 (2,028                     (2,028)
   per share)                           )
Net unrealized
   depreciation on                            (167)             (167)
   securities            9                    _____
______
available for                 121  ______                         130
sale,
   net of tax
benefit
   of $86
Sale of stock
(4,632
   shares)
Balance December     3,637  7,489  28,205     (104)
(1,340)   37,887
31, 1996

Net earnings 1997                   6,422                       6,422
Cash dividends
   declared ($1.20                 (2,065                     (2,065)
   per share)                           )
Net unrealized
appreciation on                                 128               128
   securities                                   ___
_______  _____90
available for sale       5     85  ______
   net of tax                           _
benefit
   of $66
Sale of stock (2,346 shares)
Balance December    $3,642 $7,574  $32,56         $
($1,340  $42,462
31, 1997                                2        24
)

The accompanying notes are an integral part of these consolidated financial statements.

        Bar Harbor Bankshares and Subsidiary
        CONSOLIDATED STATEMENTS OF CASH
    FLOWS Years ended December 31, 1997,
    1996 and 1995
(In thousands, except number of shares and
                        per share data)

                                    1997
1996      1995
Cash flows from operating
activities:                    $   6,422
$         $
     Net earnings
6,709     5,879
     Adjustments to reconcile
net earnings to net
     cash provided by                888
786       588
operating activities:                620
720       960
        Depreciation
        Provision for loan             0
7        19
losses                           (5,465)
(8,266)   (7,828)
        Provision for losses
on other real estate               5,450
8,250     8,039
          owned
        New loans originated        (40)
(169)      (24)
for sale                             137
269       196
         Proceeds from sale            5
31        87
of mortgages held for              (416)
(553)     (401)
          sale                     1,300
23      (26)
        Gain on sale of
mortgages originated for
          sale
        Net amortization of
bond premium
        Loss on sale of
premises and equipment
        Net change in other
assets
        Net change in other
liabilities
Net cash provided by               8,901
7,807     7,489
operating activities

Cash flows from investing
activities:
        Net decrease               2,000
1,800   (3,800)
(increase) in federal funds
sold
        Purchases of            (31,402)
(18,320)  (27,026)
securities held to maturity
        Proceeds from
maturity and principal            18,881
          12,793    10,320 paydowns of
securities held to maturity
        Proceeds from call of
securities held to                 9,750
4,750    13,750
          maturity
        Purchases of             (1,253)
(6,113)   (8,054)
securities available for sale
        Proceeds from
maturity and principal               160
183        62
          paydowns of
securities available for sale
        Proceeds from sale
and calls of securities            6,060
500         0
          available for sale
        Net decrease               (388)
55         0
(increase) in other
securities
        Net loans made to        (5,349)
(11,121)  (16,757)
customers
        Capital expenditures     (1,069)
(2,493)   (1,345)
        Proceeds from sale of
other real estate                    199
331       331
          owned
        Proceeds from sale of         16
397        17
fixed assets
     Net cash used in            (2,395)
(17,238)  (32,502)
investing activities

Cash flows from financing
activities:
       Net change in savings,
NOW and demand                       218
5,178   (5,702)
          deposits
        Net changes in time           10
(4,974)    31,629
deposits
        Net change in
securities sold under            (3,772)
2,455   (8,157)
           repurchase
agreements
        Proceeds from Federal     38,500
53,000    27,400
Home Loan Bank
        Repayment of advances
from Federal                    (35,000)
          (28,900)  (24,000) Home Loan Bank
        Net change in short
term other borrowed              (8,248)
(12,892)     4,300
          funds
        Proceeds from sale of         90
130        62
capital stock
       Payments of dividends     (2,065)
(2,028)   (1,474)
       Net cash provided
(used) by financing             (10,267)
          11,969    24,058 activities
Net increase (decrease) in
cash and cash                    (3,761)
2,538     (955)
          equivalents
Cash  and cash equivalents at     11,298
8,760     9,715
beginning of year
Cash and cash equivalents at     $ 7,537  $
11,298  $  8,760
end of year
Supplemental disclosures of
cash flow information:
        Cash paid during the
year for:                       $ 11,683  $
11,322         $
          Interest
10,529
          Income taxes, net    $   2,596
$         $ of refunds
3,347     2,597
        Non-cash transactions
          Transfer from loans
to real estate owned                   $
$         $
            (other assets)             0
215       188
          Transfer of
securities from held to                $
$         $
maturity                               0
0     5,579
            to available for
sale

The accompanying notes are an integral part of these consolidated financial statements.

Bar Harbor Bankshares and Subsidiary
NOTES TO CONSOLIDATED STATEMENTS
December 31, 1997, 1996, and 1995
(Tables presented in thousands)


1. Summary of significant accounting
policies

Business
Bar Harbor Bankshares, through its
wholly-owned subsidiary, Bar Harbor
Banking and Trust Company, provides a
full range of banking services to
individual and corporate customers
throughout eastern Maine. These banking services are available in each of its ten branch locations. The Bank is subject to the regulations of certain federal and state agencies and undergoes periodic examination by those regulatory authorities.

Basis of financial statement
presentation
The financial statements have been
prepared in conformity with generally
accepted accounting principles.  In
preparing the financial statements,
management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and real estate owned, management obtains independent appraisals for significant properties. A substantial portion of the Bank's loans are secured by real estate in eastern Maine. In addition, all of the real estate acquired through foreclosure is located in those same markets. Accordingly, the ultimate ability to collect on a substantial portion of the Bank's loan portfolio and the recovery of the carrying amount on real estate owned are susceptible to changes in market conditions in eastern
Maine.

Certain amounts in prior years have been restated to conform with the current year presentation.

Principles of consolidation
The accompanying consolidated financial
statements include the accounts of Bar
Harbor Bankshares and its wholly-owned
subsidiary, Bar Harbor Banking and Trust
Company.  All intercompany balances and
transactions have been eliminated in the accompanying consolidated financial statements.

Cash and due from banks
The Bank is required to comply with
various laws and regulations of the
Federal Reserve Bank which require that
the Bank maintain certain amounts of
cash on deposit and is restricted from
investing those amounts.  In the normal
course of business, the Bank has funds
on deposit at other financial
institutions in amounts in excess of the $100,000 that is insured by the FDIC.

Securities available for sale
Securities available for sale consist of certain securities to be held for indefinite periods of time which are reported at fair value with unrealized gains and losses reported as a separate component of stockholders' equity, net of tax effect. Gains and losses on the sale of securities available for sale are determined using the specific-identification method and are shown separately in the statement of earnings.
Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Securities to be held to maturity
Debt securities for which the Bank has
the positive intent and ability to hold
to maturity are reported at cost,
adjusted for amortization of premiums
and accretion of discounts which are
recognized in interest income using the
interest method over the period to
maturity.

It is management's policy to acquire
securities for long-term investment
purposes, rather than to acquire such
securities for purposes of trading.
For this reason, the Bank has not
classified any of its securities as
trading.

Other securities
Other securities include Federal Home
Loan Bank stock and other non-marketable securities carried at cost.

Loans held for sale
Loans held for sale are individual
residential mortgage loans which qualify for sale in the secondary market to the Federal Home Loan Mortgage Corporation
(Freddie Mac).  These loans are closed
and immediately sold without recourse to Freddie Mac, with the Bank retaining loan servicing on said loans. The Bank does not pool mortgages for sale.
Because loans are sold immediately, the
cost is considered to approximate market value.

Loans
Interest on loans is accrued and
credited to income based on the
principal amount of loans outstanding.
The recording of interest income on
problem loan accounts is discontinued
when collectibility within a reasonable
period of time becomes doubtful.
Interest income on impaired loans is
reported on a cash basis when received.

Loan origination fees and certain direct loan origination costs are deferred and recognized in interest income as an adjustment to the loan yield over the life of the related loans. The Bank amortizes these amounts using a method that approximates the effective yield.
The unamortized net deferred fees and
costs are included on the balance sheet
with the related loan balances.

The allowance for loan losses is
established through a provision for loan losses charged to operations. Loan losses are charged against the allowance when management believes that the collectibility of the loan principal is unlikely. Recoveries on loans previously charged off are credited to the allowance.

The allowance is an amount that
management believes will be adequate to
absorb possible loan losses based on
evaluation of their collectibility and
prior loss experience.  The evaluation
takes into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, specific problem loans, and current and anticipated economic conditions that may affect the borrower's ability to pay.

While management uses available
information to recognize losses on
loans, changing economic conditions and
the economic prospects of the borrowers
may necessitate future additions to the
allowance.  In addition, various
regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Impaired loans, including restructured
loans, are measured at the present value of expected future cash flows discounted at the loan's effective interest rate, at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent.
Management takes into consideration
impaired loans in addition to the above
mentioned factors in determining the
appropriate level of allowance for loan
losses.

Premises and Equipment
Premises and equipment and related
improvements are stated at cost less
accumulated depreciation. Depreciation
is computed by the straight-line and
accelerated methods over the estimated
useful lives of the related assets.
Repairs and maintenance charges are
expensed as incurred.

Other real estate owned (OREO)
Real estate acquired in satisfaction of
a loan is reported in other assets.
Properties acquired by foreclosure or
deed in lieu of foreclosure are
transferred to OREO and recorded at the
lower of cost or fair market value less
estimated costs to sell based on
appraised value at the date actually or
constructively received.  Loan losses
arising from the acquisition of such
property are charged against the
allowance for loan losses.  OREO is
stated at the lower of cost or market.
An allowance for losses on OREO is
maintained for subsequent valuation
adjustments on a specific property
basis.


Income taxes
Deferred tax assets and liabilities are
reflected at currently enacted income
tax rates applicable to the period in
which the deferred tax assets or
liabilities are expected to be realized
or settled. As changes in the tax laws
or rates are enacted, deferred tax
assets and liabilities are adjusted
through the provision for income taxes.

Financial instruments with off-balance
sheet risk
In the ordinary course of business the
Bank has entered into off-balance sheet
financial instruments consisting of
commitments to extend credit,
commitments under credit-card
arrangements, commercial letters of
credit, and standby letters of credit.
Such financial instruments are recorded
in the financial statements when they
are funded or related fees are incurred
or received.

Interest rate exchange agreements
(swaps) are accounted for using the
accrual method.  Net interest income
(expense) resulting from the
differential between exchanging floating and fixedrate interest payments is recorded on a current basis.
Interest rate floors are contracts in
which a floor is established at a
specified rate and period of time.  The
premium paid for the contract is
amortized over its life.  Any cash
payments received are recorded as an
adjustment to net interest income.

Statements of cash flows
For purposes of the statements of cash
flows, the Bank considers cash on hand
and amounts due from banks as cash and
cash equivalents.

Basic earnings per share
Basic earnings per share is calculated
by dividing net earnings by the number
of weighted average shares outstanding
for the year.  There are no diluted
earnings per share as there is no
potential common stock.

Fair value disclosures
The following methods and assumptions
were used by the Bank in estimating its
fair market value disclosures for
financial instruments:

Cash and  cash equivalents:  The
carrying amounts reported in the balance sheet for cash and cash equivalents approximate their fair values.

Securities available for sale,
securities held to maturity and other
securities:  Fair values for investment
securities are based on quoted market
prices, where available. If quoted
market prices are not available, fair
values are based on quoted market prices of comparable instruments.

Loans receivable:  Fair values are
estimated for portfolios of loans with
similar financial characteristics.
Loans are segregated by type such as
commercial, commercial real estate,
residential
mortgage, credit card, and other
consumer.  Each loan category is also
segmented into fixed and variable rate
interest terms and by performing and non-performing categories.

Fair value of all performing loans is
calculated by discounting scheduled cash flows through the estimated maturity using estimated discount market rates.
These rates are based on independent
market indices adjusted for
administrative costs and credit risk.
Estimated maturity is based on the
weighted average of the portfolio. Real
estate and installment maturities are
adjusted for estimates of prepayment
rates, with high interest, longer term
loans prepaying at a more rapid rate.

Fair value for non-performing loans is
determined on an individual basis,
taking into account management's plans
regarding potential time to resolution
and subsequent sale of collateral and
the borrower's plan for the continuance
of principal and interest payments along with the potential of the borrower to rebuild equity in the loan collateral.

Deposits:  The fair value of demand
deposits, NOW accounts and savings
accounts is the amount payable on
demand.  The fair value of fixed
maturity certificates of deposit is
estimated using the rates currently
offered in the Bank's market for
deposits of similar remaining
maturities.

Borrowings:  The carrying amounts of
federal funds purchased, borrowings
under repurchase agreements, and other
short-term borrowings maturing within 90 days approximate their fair values.
Fair values of other short-term
borrowings are estimated using
discounted cash flow analyses based on
the Bank's current incremental borrowing rates for similar types of borrowing arrangements.

The fair values of the Bank's long-term
borrowings (other than deposits) are
estimated using discounted cash flow
analyses, based on quoted market rates.

Accrued interest:  The carrying amounts
of accrued interest approximate their
fair values.

Off-balance sheet instruments:  The
Bank's offbalance sheet instruments
include interest rate swaps, floors and
loan commitments.  Fair values for
interest rate swaps and floors are based on quoted market prices. Fair values for loan commitments have not been presented as the future revenue derived from such financial instruments is not significant.

Effect of recent accounting
pronouncements
During 1997, the Company adopted SFAS
No. 125 and No. 127 which relate to the
accounting for transfers and servicing
of financial assets and Extinguishment
of certain liabilities. The adoption of these standards did not have a material effect on the financial statements.

The Financial Accounting Standards Board
issued the following statements of
financial accounting
standards (SFAS) during 1997:
     SFAS No. 128   Earnings per Share
     SFAS No. 129   Disclosure of
Information about
Capital Structure
     SFAS No. 130   Reporting
Comprehensive Income
     SFAS No. 131   Disclosures about
Segments of an
Enterprise and
                    Related Information.

These four statements do not change the
measurement or recognition methods used
in the financial statements but rather
deal with disclosure and presentation
requirements.

At December 31, 1997, the Company
adopted SFAS No. 128 which specifies the computation and disclosure requirements for earnings per share for entities with publicly held common stock or potential common stock. The Company has no potential common stock and therefore no diluted earnings per share.

At December 31, 1997, the Company
adopted SFAS No. 129.  This statement
has no effect on the Company's financial statements as the capital disclosures meet the requirements of SFAS No. 129.

SFAS No. 130 and 131 are effective for
periods beginning after December 15,
1997.  Management has not determined
additional reporting requirements, if
any, under these statements.

2. Investment securities

The amortized cost of investment
securities and their approximate fair
values at December 31, 1997 and 1996
follows:


                                                 1997
                                           GROSS
                               GROSS  ESTIMATE AMORTIZ
                               UNREALIZ  UNREALI
                               D
                                    ED        ED
                                    ZED    MARKET
                                  COST     GAINS
LOSSES     VALUE

Available for sale:
Obligations of U.S. Gov't            $         $        $         $
agencies                         8,751        69
17     8,803
Mortgage-backed securities-      5,271         0
38     5,233
U.S. Gov't agencies
Marketable equity securities       550        22        0       572
Total securities available           $         $        $         $
for sale                        14,572        91
55    14,608

Held to maturity:
Obligations of U.S. Gov't            $         $        $         $
agencies                        13,250        33        3    13,280
Mortgage-backed securities-     57,913       725
105    58,533
U.S. Gov't agencies              5,082        26
21     5,087
Mortgage-backed securities-
other                            8,105       240        0     8,345
Obligations of States of the
U.S. and Political               1,001         2        0     1,003
   Subdivisions thereof              $         $        $         $
Other Bonds                     85,351     1,026
129    86,248
Total securities held to
maturity

                                                 1996
                                           GROSS
GROSS  ESTIMATE
                               AMORTIZ  UNREALIZ
                                    UNREALI         D
                                    ED        ED
                                    ZED    MARKET
                                  COST     GAINS
LOSSES     VALUE

Available for sale:
Obligations of U.S. Gov't      $13,501    $   25
$189   $13,337
agencies                         5,430                        5,430
Mortgage-backed securities-                    0        0
U.S. Gov't agencies                610         7        0
Marketable equity securities                                    617
Total securities available     $19,541    $   32
$189
for sale                                                    $19,384

Held to maturity:
Obligations of U.S. Gov't      $11,750    $  131     $
16   $11,865
agencies                        49,255       386
529    49,112
Mortgage-backed securities-      6,812        37
46     6,803
U.S. Gov't agencies
Mortgage-backed securities-     12,392       373        0    12,765
other                                         15
Obligations of States of the     2,508    $  942        0     2,523
U.S. and Political             $82,717
$591   $83,068
   Subdivisions thereof
Other Bonds
Total securities held to
maturity

At December 31, 1997, the amortized cost and estimated fair value of securities held to maturity and securities available for sale (other than marketable equity securities) are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
Securities available for sale

                                       <c.
                                                    ESTIMATED AMORTIZED
                                       MARKET
                                            COST        VALUE
 Due in one year or less                 $ 1,000    $     999
 Due after one year through five           1,500        1,505
 years                                     4,251        4,306
 Due after five years through ten          2,000        1,993
 years                                   __5,271        5,233
 Due after ten years                     $14,022      $14,036
 Mortgage-backed securities


           Securities held to maturity
                                                    ESTIMATED AMORTIZED
                                       MARKET
                                            COST        VALUE
 Due in one year or less                $  5,738      $ 5,776
 Due after one year through five           8,668        8,885
 years                                     6,250        6,267
 Due after five years through ten          1,700
                      1,700
 years                                    62,995
63,620
 Due after ten years.                    $85,351
$86,248
 Mortgage-backed securities

There were no sales of securities available for sale or held to maturity in 1997 or 1996.

U.S. Government securities having a carrying value of approximately $19.3 million at
December 31, 1997, and $17.3 million at
December 31, 1996 are pledged to secure
certain deposits and for other purposes
as required by law.  Market values for
these securities at December 31, 1997
and 1996 were $19.4 million and $17.3
million, respectively.

3.  Loans

The following table shows the
composition of the Bank's loan portfolio as of December 31, 1997, and 1996:

                             1997
1996
Commercial loans:
Real estate-variable     $
50,471  $  49,377 rate
9,801                      9,607
Real estate-fixed rate
24,430                    33,915
Other-variable rate                   11,644
Other
14,872    104,543


99,574

Tax exempt:
Variable rate
610                          712
Fixed rate
1,190                      2,117

1,800                      2,829

Consumer:
Real estate-variable
56,333                    43,881
rate
32,350                    31,591
Real estate-fixed rate
11,545                    12,620
Home equity
11,177                    11,335
Installment                            5,432
Other
5,128    104,859

116,533

Real estate under
56                           320
foreclosure
(824)                      (590)
Deferred origination
fees, net
(4,743)    (4,293)
Allowance for loan
$212,396   $207,668 losses


At December 31, 1997 and 1996, loans on
non-accrual status totaled $3.2 million
and $3.5 million, respectively.
Interest income not recognized on non
accruing loans was $363,000, $314,000,
and $416,000, in 1997, 1996, and 1995,
respectively.  In addition to loans on
non-accrual status at December 31, 1997
and 1996, the Bank had loans past due
greater than
90 days totaling $774,000 and $733,000,
respectively.  The Bank continues to
accrue interest
on these loans because it believes
collection of the interest due is
reasonably assured.
The Bank makes single-family and multi-
family residential loans, commercial
real estate loans, commercial loans, and a variety of consumer loans. The Bank's lending activities are conducted in eastern Maine. Because of the Bank's proximity to Acadia National Park, a large part of the economic activity in the area is generated from the hospitality business associated with tourism. At December 31, 1997, approximately $29 million of loans were made to companies in the hospitality industry. Loans for commercial and real estate development totaled $14 million and loans to those in the fishing industry totaled $11 million. The loan portfolio at December 31, 1997 and 1996 consisted of 70% and 68%, respectively, of variable rate loans.
From the standpoint of large loans to
single borrowers, loans of $700,000 or
more to one borrower decreased as a
percentage of stockholders' equity to
66% in 1997 from 94% in 1996.  Of these
larger loans, 80% are secured by real
estate.
4.  Allowance for loan losses
Changes in the allowance for loan losses for each of the three years ended
December 31 were as follows:
                                   1997       1996
1995 Balance, beginning of year       $4,293
$4,048      $3,892 Provision for loan losses  620
720         960
Loans charged off                   585        711
901
Less recoveries on loans            415        236
97
previously charged off              170        475
804
Net loans charged off            $4,743     $4,293
$4,048 Balance, end of year

Information regarding impaired loans is as follows for December 31, 1997, 1996, and 1995:

                                        1997
1996    1995 Average investment in impaired loans
$2,045 $1,882  $1,630 Interest income recognized
on
impaired loans                             $
$       $
    Including interest income            165
108      76
recognized on cash basis              $2,670
$2,196  $1,665
Balance of impaired loans
Less portion for which no allowance        $
$       $
for loan losses                            0
0       0
    is allowed
Portion of impaired loan balance for  $2,670
$2,196  $1,665 which an allowance
    For credit losses is allocated         $
$       $
Portion of allowance for loan losses     104
128     157
allocated to
    the impaired loan balance


5.  Loans to related parties

In the ordinary course of business, the
Bank has granted loans to certain
officers and directors and the
companies with which they are
associated.  All such loans and
commitments to lend were made under
terms that are consistent with the
Bank's normal lending policies.

Loans to related parties at December
31, 1997 and 1996 which in aggregate
exceed $60,000 were as follows:

                            1997
1996 Beginning balance    $3,807
$3,279
    New loans              1,693
913
    Less: repayments
385
Ending balance             1,548
$3,807
                          $3,952

6.  Mortgage servicing

Mortgage servicing rights of $131,000
are capitalized and recorded at their
estimated fair value of $113,000 at
December 31, 1997. Amortization of
mortgage servicing rights was $36,600 in 1997. Mortgage servicing rights are amortized over the estimated weighted average life of the loans. Mortgage servicing rights at December 31, 1996 were insignificant.

Projected changes in mortgage servicing
values are based on an analysis of
market implied prepayment rates and
reflect the expected change in value
based on current market conditions.

7.  Premises and equipment

The detail of premises and equipment is
as follows:
                                1997      1996
Land                               $         $
Buildings and improvements       561       561
Furniture and equipment        6,737
6,896
Less: accumulated              3,509
3,507
depreciation                  10,807
10,964
                               3,149
3,466
                             $ 7,658
$ 7,498

8.  Other real estate owned

The following table summarizes the
composition of other real estate owned,
which is included in other assets:

December 31

1997     1996
Real estate properties and other
assets
$76     $293
   acquired In settlement of loans
$17    $  23
Less: allowance for losses
$59     $270

Changes in the allowance for other real estate owned for each of the three years ended December 31 were as follows:

                                  1997
1996      1995 Balance, beginning January 1
$23 $26       $30
Provision charged to income          0
7        19
Losses charged to provision          6
10        23
Balance, ending December 31        $17
$23       $26


9.  Deposits

The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, was
$13.8 million and $14.6 million in 1997
and 1996, respectively.

A Certificate of Deposit of $1 million
is collateralized by an FHLB debenture
of equal amount. The aggregate amount of transaction account deposits of $431,000 have been classified as loan balances as of December 31, 1997.

At December 31, 1997, the scheduled
maturities of time deposits are as
follows:

1998
$102,626
1999
7,608
2000
1,853
2001
480
2002 and thereafter
273
Individual Retirement Accounts
(IRAs),
9,312
Without scheduled maturities    $122,152

10.  Repurchase agreements

Federal funds purchased and securities
sold under agreements to repurchase
generally mature within one to four days from the transaction date.

Information concerning securities sold
under agreements to repurchase for 1997
and 1996 is summarized as follows:

                                  1997      1
996 Average daily balance during the         $
5,244  $  7,693 year
4.61%     3.93%
Average interest rate during the         $
8,025  $ 15,948 year
Maximum month-end balance during the
year
$16,560   $14,295
Securities underlying the agreements
$16,724   $14,351 at year end
    were under the Bank's control
and were as follows:
        Carrying value
        Estimated fair value

11.  Advances from the Federal Home Loan Bank
(FHLB)
A summary of advances from the FHLB is
as follows:

      Total          Range of
  Principal    Interest Rates
Maturity

            December 31, 1997
    $25,500    5.26% to 7.05%         1998
      5,000    5.75% to 6.05%         1999
      5,660    5.48% to 6.10%         2001
      3,000             5.71%         2002
    $39,160

            December 31, 1996
    $30,500    5.38% to 5.90%         1997
      2,000             5.26%         1998
      5,000    5.75% to 6.05%         1999
      6,408    5.48% to 6.10%         2001
    $43,908

All FHLB advances are fixed rate
instruments.  The Bank has one
amortizing advance, payable in monthly
installments of $76,000, maturing in
February, 2001. The remaining advances
are payable at maturity.

In addition to the above outstanding
advances, other FHLB funds available to
the Bank at December 31, 1997, totaled
approximately $73 million.  Pursuant to
collateral agreements with the FHLB,
advances are collateralized by all stock in the FHLB. Qualifying first mortgage loans totaling $85 million are available as collateral for FHLB advances.

12.  Income taxes

The current and deferred components of
income tax expense are as follows:

                         1997          1996
1995
Current
     Federal                $3,062       $2,877
$2,474
     State                      95           95
85
                             3,157        2,972
2,559
Deferred                     (191)         (73)
57
                            $2,966       $2,899
$2,616

The actual tax expense differs from the expected tax expense computed by applying the applicable U.S.
Federal corporate income tax rate to earnings before income taxes as follows:

                               1997       1996
1995
Computed tax expense             $3,192    $3,267      $2,888
Increase (reduction) in
income tax resulting from:
   Officers' life                  (36)      (88)        (34)
insurance
   Tax exempt interest            (240)     (290)       (329)
   State taxes, net of
federal                              63        62          56
       benefit
Other                              (13)      (52)          35
                                 $2,966    $2,899      $2,616

The tax effect of temporary differences that give rise to deferred income tax assets and liabilities are as follows:

                                    1997             1996
                            Asset     Liabilit
Asset  Liabili
                                      y                ty
Allowance for possible
losses
   on loans and other real     $1,356
$1,14
   estate owned                                      0
Capital loss carry forward         79
124
Deferred loan origination         169
89
fees
Deferred compensation             349
303
Core deposit intangible            73
88
asset
Non-accrual interest               80
120
Postretirement benefit
     obligation                   665
651
Unrealized appreciation
   (depreciation) on
securities                               $   12
53
   available for sale
Depreciation                                242          $  168
Other                              25        40
22       46
                               $2,796    $  294  $2,59
                                                     $
                                                     2
                                                     1
                                                     4
                                                     0


As of December 31, 1997 and 1996, the net deferred income tax asset amounted to $2.5 million and $2.4 million, respectively, and is included in other assets on the balance sheet. No valuation allowance for deferred taxes was required at December 31, 1997 or 1996.


13.  Stockholders' equity

On July 11, 1995, the Board of Directors declared a five-for-one stock split to all shareholders of record as of that date and which took effect on August 7, 1995. All share and per share data included in this annual report have been restated to reflect the stock split.

Bar Harbor Bankshares' subsidiary, Bar
Harbor Banking and Trust Company, has
the ability to pay
dividends to the parent subject to the
minimum regulatory capital requirements.
At December 31, 1997, the amount
available for dividends was
approximately $28.4 million.
The Bank is subject to various
regulatory capital requirements
administered by the federal banking
agencies.  Failure to meet minimum
capital requirements can initiate
certain mandatory, and possibly
additional discretionary actions by
regulators that, if undertaken, could
have a direct material effect on the
Bank's financial statements. Under
capital adequacy guidelines and the
regulatory framework for prompt
corrective action, the Bank must meet
specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The
Bank's capital amounts and
classification are also subject to
qualitative judgments by the regulators
about components, risk weightings, and
other factors.
Quantitative measures established by
regulation to ensure capital adequacy
require the Bank to maintain minimum
amounts and ratios (set forth in the
table below) of total and Tier I capital to risk-weighted assets and average assets. Management believes, as of
December 31, 1997, that the Bank exceeds all capital adequacy requirements to which it is subject.
As of December 31, 1997, the most recent notification from the federal regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based,
Tier I riskbased, and Tier I leverage
ratios as set forth in the following
table.  There are no conditions or
events since that notification that
management believes have changed the
Bank's category.
The Bank's actual capital amounts and ratios are also presented in the following table.

                                                   T
                                                   o
                                                   b
                                                   e
                                                   w
                                                   e
                                                   l
                                                   l
                                                   c
                                                   a
                                                   p
                                                   i
                                                   t
                                                   a
                                                   l
                                                   i
                                                   z
                                                   e
                                                   d
                                   For capital
under prompt
                                     adequacy
corrective
                                     purposes
action

                  provisions Actual
                  Amount   Ratio
Ratio
                                  Amount  Ratio
Amount
As of December
31, 1997
Total Capital
  (To Risk-
Weighted          $45,117  21.5%   $16,76  8.0%
$20,95   10.0%
   Assets)                              4
5
Tier I Capital
  (To Risk-
Weighted          $42,498  20.3%        $  4.0%
$12,57   6.0%
   Assets)                          8,382              3
Tier I Capital
  (To Average     $42,498   12.3   $13,78  4.0%
  $17,22   5.0%
Assets)                                 2
8
As of December
31, 1996
Total Capital
  (To Risk-
Weighted          $40,653  19.1%   $17,03  8.0%
   $21,29   10.0% Assets)
   9              9
Tier I Capital
  (To Risk-
Weighted          $37,990  17.8%        $  4.0%
   $12,77   6.0% Assets)
   8,520              9
Tier I Capital
  (To Average     $37,990  11.4%   $13,27  4.0%
  $16,59   5.0%
Assets)                                 9
9

At December 31, 1997 and 1996, the Company and its subsidiary, Bar Harbor Banking and Trust
Company, were in compliance with all
applicable regulatory capital
requirements and had capital ratios in
excess of federal regulatory risk-based
and leverage requirements.


14.  Employee benefit plans

The Company has two non-qualified
supplemental retirement plans for
certain officers.  The agreements
provide supplemental retirement benefits payable in installments over a period of years upon retirement or death. The
Company recognizes the costs associated
with the agreements over the service
lives of the participating officers.
For 1997, 1996 and 1995, the expense of
these supplemental plans was $127,600,
$118,000, and $110,000, respectively.

401(k) Plan

The Bank has a contributory 401(k) plan
available to full-time employees.
Employees may contribute between 1% and
15% of their compensation, to which the
Bank will match 25% of the first 6%
contributed. For the years ended
December 31, 1997, 1996, and 1995, the
Bank contributed $49,500, $52,000, and
$46,600, respectively.  The Bank has a
noncontributory plan in lieu of a
defined benefit plan. In 1997, 1996 and
1995, the Board of Directors voted to
credit each eligible participant's
401(k) account with 3% of salary.  The
total contribution made for the non-
contributory plan was $122,800,
$128,000, and $122,500 for the years
ended December 31, 1997, 1996 and 1995,
respectively.

Restricted Stock Purchase Plan

In 1997, 1996, and 1995, the Bank
provided a restricted stock purchase
plan through which each employee may
purchase up to 100 shares of Bar Harbor
Bankshares stock at the current fair
market price as of a date determined by
the Board of Directors. These shares may be purchased through direct purchase or through the employees' 401(k) accounts.

At December 31, 1997, employees
exercised their right to purchase 1,224
shares at $60.00 per share, with the
actual purchase to transpire in January
of 1998.  At December 31, 1996,
employees exercised their right to
purchase 2,346 shares at $38.25 per
share, with the actual purchase
transpiring in January of 1997.
15.  Postretirement benefits
The Company sponsors a postretirement
benefit plan, which provides medical and life insurance coverage to all eligible employees. The cost of providing these benefits is accrued during the active service period of the employee. Net periodic postretirement benefit cost includes the following components:

                                         1997
1996     1995 Service costs of benefits earned
$  15    $  18    $  17 Interest cost on
accumulated post-
    retirement benefit obligation         101
101      100
Unamortized gain                         (47)
(51)     (48)
Accrued postretirement benefit cost       $69     $
68      $69

It is the Company's policy to fund the cost of postretirement health care and life insurance plans as claims and premiums are paid.

The accrued postretirement benefit cost
recognized in the Company's balance
sheet at December 31, 1997 and 1996 was
as follows:

                                             1997
1996 Retirees                             $   663
$   698
Fully eligible active plan                    490
416
participants                                  224
244
Other active participants
Accumulated postretirement benefit          1,377
1,358
    obligation (APBO)                         522
529
Amortization                               $1,899
$1,887
Net periodic postretirement benefit
cost

The accumulated postretirement benefit obligation was determined using an 8.0% weighted average discount rate and no assumed compensation increase. The health care cost trend rates were assumed to be 12%
in 1997, gradually declining to 6%
after 12 years and remaining at that
level thereafter.  An increase in the
health care trend of 1% would increase
the APBO by approximately $73,000 and
the net periodic cost by $9,000.

16.  Other operating expense

Other operating expense includes the
following item greater than 1% of
revenues:

                             1997
1996                           1995
Merchant  Credit card        $624
$535                           $552
expenses

17.  Financial instruments

The Bank is party to financial
instruments with offbalance sheet risk
in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to originate loans and standby letters of credit, an interest rate swap agreement and an interest rate floor. Involved in these instruments, to varying degrees, are elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The contract or notional amounts of those instruments reflect the extent of the involvement the Bank has in particular classes of financial instruments.

Commitments to originate loans are
agreements to lend to a customer
provided there is no violation of any
condition established in the contract.
Commitments generally have fixed
expiration dates or other termination
clauses and may require payment of a
fee.  Since many of the commitments are
expected to expire without being drawn
upon, the total commitment amounts do
not necessarily represent future cash
requirements.  The Bank evaluates each
customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower.

The Bank's exposure to credit loss in
the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for its balance sheet instruments. For interest rate floor and swap transactions, the contract or notional amounts do not represent exposure to credit loss. The Bank controls the credit risk of its interest rate swap agreements through credit approvals, limits, and monitoring procedures. The structure the Bank had entered into is a fixed versus floating interest rate swap. The Bank receives interest payments at a fixed rate and makes payments at a variable rate.

The notional or contract amount for
financial instruments with off-balance
sheet risk are:

                                             1997
1996 Commitments to originate loans
$12,909      $14,425 Unused lines and stand by
letters of       29,089       27,228 credit
5,887        5,275
Unadvanced portions of construction         5,000
5,000 loans                                10,000
10,000
Interest rate swaps
Interest rate floor

The estimated fair values of the Bank's
financial instruments are as follows:

                         December 31,
                             December 31, 1996
                             1997
                        Carryin    Fair
Carrying             Fair
                              g   Value               Value
Financial Assets:
Cash and cash                 $       $  $
13,298                  $
equivalents               7,537   7,537
19,384             13,298
Securities available     14,608  14,608
82,717             19,384
for sale                 85,351  86,248
5,624              83,068
Securities held to        6,012   6,012
207,667             5,624
maturity                212,396  219,51
2,664             216,303
Other securities          2,478       1               2,664
Loans receivable                  2,478
Interest receivable

Financial liabilities:
Deposits                251,903  252,01
251,675           251,696
                                      8
Securities sold under
repurchase                4,474   4,474
8,246               8,246
   agreements
Advances from Federal
Home                     39,160  39,018
43,908             43,678
   Loan Bank

Off-balance sheet instruments:

                  Notional     Contract
Maturity  Market
                  Principa         Date
Date   Value
                         l

December 31,
1997              $  5,000  May 4, 1993     May
4,   ($13)
Interest rate      $10,000      June 3,
1998  $    3
swap                               1994    June
3,
Interest rate     $  5,000
1999  ($ 40)
floor              $10,000  May 4, 1993                $24
December 31,                    June 3,     May
4,
1996                               1994
1998
Interest rate
June 3,
swap
1999
Interest rate
floor


18.  Quarterly Summarized Financial Data
(Unaudited)
<c.
                                        1997
Quarter                   1       2        3        4
Year
Interest and dividend   $6,907   $7,062  $7,372
$7,177  $28,518
income
Interest expense         2,865    2,987   2,952
2,906                    11,710
Net interest income      4,042    4,075   4,420
4,271                    16,808
Provision for losses       180      180     180
80                         620
Other non-interest         971    1,112   1,562
1,356                      5,001
income
Other non-interest       2,514    2,929   3,322
3,036                    11,801
expense
Income before income     2,319    2,078   2,480
2,511                      9,388
taxes
Income taxes               744      663     789
770                        2,966
Net earnings            $1,575   $1,415  $1,691
$1,741                   $6,422
Earnings per share,
in dollars               $0.92    $0.82   $0.98
$1.01                      $3.73

                                           1996
Quarter                   1       2        3        4      Year
Interest and dividend   $6,757   $6,735  $7,019
$7,011  $27,522 income
Interest expense         2,817    2,869   2,787
2,808                    11,281
Net interest income      3,940    3,866   4,232
4,203                    16,241
Provision for losses       240      240     120
120                          720
Other non-interest       1,001    1,073   1,684
1,242                      5,000
income
Other non-interest       2,511    2,533   2,980
2,889                    10,913
expense
Income before income     2,190    2,166   2,816
2,436                      9,608
taxes
Income taxes               668      656     727
848                        2,899
Net earnings            $1,522   $1,510  $2,089
$1,588                   $6,709
Earnings per share,
in dollars               $0.89    $0.88   $1.22
$0.92                      $3.90

19.  Parent Only Condensed Financial Statements

The condensed financial statements of Bar Harbor
Bankshares, as of December 31, 1997 and
116, and for each of the three years in the period ended December 31, 1997, are presented below:

Balance Sheets
December 31, 1997 and 1996

                                         1997
1996
Cash                                       $   281
$   707
Investment in subsidiary                    42,181         37,180
Total assets                               $42,462
$37,887
Stockholders' equity                       $42,462
$37,887

STATEMENTS OF EARNINGS
Years Ended December 31, 1997, 1996 and 1995

                                   1997       1996
1995
Dividend income from subsidiary     $1,549     $2,029      $1,560
Equity in undistributed
earnings                             4,873      4,680       4,319
   of subsidiary
                                    $6,422     $6,709      $5,879

STATEMENTS OF CASH FLOWS
Years Ended December 31, 1997, 1996, and 1995

                                         1997
1996     1995 Cash flows from operating activities:
   Net earnings                          $6,422
$6,709  $5,879

Adjustment to reconcile net earnings
to net cash provided by operating
activities:
   Equity in undistributed earnings of
      subsidiary                        (4,873)  (4,679)  (4,319
                                                               )
   Net cash provided by operating         1,549
2,030   1,560
activities
Cash flows from financing activities:
   Proceeds from sale of stock               90
130    62
   Dividends paid                       (2,065)  (2,028)  (1,474
                                                               )
   Net cash used in financing           (1,975)
(1,898)  (1,412 activities                                     )
   Net increase (decrease) in cash        (426)
132   148
   Cash, beginning of year                  707
575   427
   Cash, end of year                    $   281  $
707                                      $
                                                             575

Photograph of the Board of Directors

Bar Harbor Bankshares and Bar Harbor Banking and
Trust Company

Board of Directors


Robert L. Gilfillan
Chairman
of the
Board Bar
Harbor

Frederick
F. Brown
Northeast
Harbor

Robert C.
Carter
Machias

Thomas A.
Colwell
Deer Isle

Bernard
K. Cough
Bar
Harb
or

Pete
r
Dodg
e
Blue
Hill

Dwig
ht
L.
Eato
n
Bar
Harb
or

Ruth
S.
Fost
er
Ells
wort
h

Coop
er
F.
Frie
nd
Ells
wort
h

Sheldo
n F.
Goldth
wait,
Jr.
Bar
Harbor
H. Lee
Judd
Southw
est
Harbor
James
C.
MacLeo
d Bar
Harbor
John
P.
McCurd
y
Lubec
Jarvis
W.
Newman
Southw
est
Harbor
Robert
M.
Philli
ps
Sulliv
an
John
P.
Reeves
Bar
Harb
or

Abne
r L.
Sarg
ent
Ells
wort
h

Lynd
a Z.
Tyso
n
Bar
Harb
or

Bar Harbor
Bankshares

Chairman of the
Board
Robert L. Gilfillan
President
     Sheldon F.
Goldthwait, Jr.
Executive Vice
President
     Lewis H. Payne
Vice President
     Dwight L. Eaton
Treasurer
     Virginia M. Vendrell
Clerk
     Marsha C. Sawyer



Bar Harbor Banking and
Trust Company (Photograph
of Executive Officers)
Management

President and Chief
     Executive Officer
     Sheldon F.
     Goldthwait, Jr.*

Executive Vice President
     Lewis H. Payne*

Senior Vice Presidents
     Dwight L. Eaton*, Trust
  Marlene S. Haskell*, Marketing and
                Branch
Administration
     Virginia M. Vendrell*, Chief
Financial Officer and Treasurer

Vice Presidents
     Paul G. Ahern, Trust Investments
     Edwin A. Bonenfant, Trust
     Investments Richard A. Burgess,
     Commercial Loans Gregory W.
     Dalton, Commercial Loans
     Richard S. Douglas, Trust
     Anne C. Gibson, Trust
     Margaret K. Hill*, Risk and
     Bank Facilities E. Ray Huntley,
     Commercial Loans
  Andrea G. Leonard, Consumer
             Loans
     H. Stanley MacDonald,
     Commercial Loans Sarah C.
     Robinson, Trust
     Marsha C. Sawyer*, Human
     Resources Geddes W.
     Simpson, Jr., Trust
  Michael E. Smith, Commercial
              Loans
  Stephen H. Sprague, Consumer
              Loans

Assistant Vice Presidents
     Michelle R. Bannister,
     Ellsworth Branch Patricia
     J. Curtis, Blue Hill Branch

Trust Officer
     Faye A. Geel

Trust Operations Officer
     Charlene H. Tibbetts

Banking Officers
     John F. Gibbons, Jr., Southwest
     Harbor Branch Jenene J.
     Schneider, Milbridge Branch
     Linda B. Stratton, Deer
Isle Branch

Assistant Treasurer
     Tuesdi J. Woodworth

Assistant Trust Officers
 Melanie J.
   Bowden
  Brenda G.
   Strout

Consumer Loan
     Officer
     Thomas
     E.
     Estes,
     Sr.

*  Executive
Officers

Branch
Management

Blue Hill
Patricia J.
Curtis
Assistant
Vice
President

Sharon A.
Grindle
Assistant
Manager

Deer Isle
Linda B.
Stratton
Banking
Officer

Ellsworth
E. Ray
Huntley
Regional
Vice
President

Michelle R.
Bannister
Assistant
Vice
President

Lubec
Angela J.
Davis
Manager

Machias
Richard A.
Burgess
Vice
Presiden
t

Jane A.
Chute
Manager

Milbridg
e
Jenene
J.
Schneide
r
Banking
Officer

Paula S.
Colwell
Assistan
t
Manager

Northeas
t Harbor
Charlene
M.
Bucklin
Manager

Southwes
t Harbor
John F.
Gibbons,
Jr.
Banking
Officer

Dianne
L.
Watson
Assistan
t
Manager

Winter
Harbor
Judith
L.
Newenham
Manager
Employee
s

Gale L.
Abbott
Paul G.
Ahern
Julie A.
Archer
Beverly
A.
Arsenault
June G.
Atherton
Cheryl L.
Bagley
Debra L.
Baker
Stephanie
A. Baker
Michelle
R.
Bannister
Wilbur L.
Beam
Karen R.
Bean
Marcia
T.
Bender
Lorraine
M. Benn
Terry D.
Bickford
Anita L.
Black
Corinna
F. Blair
Edwin A.
Bonenfan
t
Melanie
J.
Bowden
Laura A.
Bridges
Charlene
M.
Bucklin
Richard
A.
Burgess
Eleanor
B.
Butters
Lisa L.
Carlson
Elena M.
Chapman
Jane A.
Chute
Brenda
E.
Colwell
Paula S.
Colwell
Sylvia
B.
Cunningh
am
Patricia
J.
Curtis
Gregory
W.
Dalton
Laura H.
Danielso
n Paula
M.
Davenpor
t Angela
J. Davis
Rachael
M. Davis
Donna L.
Day
Tara
J. Day
Ann
DeLill
Richar
d S.
Dougla
s
Marily
n H.
Dow
Dwight
L.
Eaton
Julie M. Eaton
Pamela J.
Eaton Corrie
A. Eroh Thomas
E. Estes, Sr.
Pamela J.
Farnsworth
Ernest F.
Fernald Andrea
P. Foster
Judith W.
Fuller Faye A.
Geel
Jeffery R.
Geagan
Mischelle E.
Gehan John F.
Gibbons, Jr.
Anne C. Gibson
Sheldon F.
Goldthwait,
Jr. John B.
Gooch
Keith N.
Goodrich
Marjorie
E. Gray
Sharon
A.
Grindle
Annette
J.
Guertin
Carla A.
Hall
Kelton
I.
Hallett
Tracy L.
Hallett
Marie E.
Hardie
Christin
e L.
Harding
Barbara
W.
Harmon
Karen H.
Hartt
Marlene
S.
Haskell
Wendy S.
Havey
Barbara
F.
Hepburn
Kathryn
W.
Heyner
Gail C.
Higgins
Margaret
K. Hill
Brenda
M.
Hitchcoc
k
Katherin
e R.
Hollis
E. Ray
Huntley
Jane L.
Iverson
Valorie
D.
Jandreau
Sandra
K. Jones
Maureen
E. Kane
Johanna
E.
Keeney
Paula M.
Lamoureu
x Laurie-
An
Lanpher
Kenneth
N.
Larrabee
Sandra
J.
Lawson
Andrea
G.
Leonard
Marlene
A. Lloyd
Lynn L.
Lyons
H.
Stanley
MacDonal
d Diane
M.
MacFeat
Jennifer
D.
Madore
Heather
M.
Mallia
M. Joseph
Marshall
Mikala D.
Martin
Ann C.
McCaffert
y Willie
M.
McCauley
Tristan
J.
McKenney
Mary Anne
Merchant
Gloria J.
Merrill
Maryjane
Miltner
Sherry A.
Mitchell
Debra S.
Mitchell-
Dow Tanya
E. Moon
Kevin L.
Mote
Jennifer
G. Mott
Amanda
L.
Moshier
Deborah
J. Moyer
Donna C.
Murley
Dawn B.
Nason
Judith
L.
Newenham
Mary E.
Newman
Alexandr
a Orcutt
Jane M.
Parker
Susan E.
Parsley
Lisa L.
Parsons
Lewis H.
Payne
Lori A.
Peakall-
Cote
Wendyl
J.
Pedrone
Carol J.
Pelletie
r Leah
R. Perry
Bonita
E.
Poitras
Bonnie
A.
Poland
David
B.
Preble
Michele
Prior
Mary C.
Ratner
Terri
Jo
Retzlof
f
Daniel
P.
Rhodes
Janet
M. Rice
Taffy
W.
Richard
son
Wanda
S. Ring
Sarah C.
Robinson
Debra R.
Sanner
Marsha C.
Sawyer
Rhonda L.
Sawyer
Frank J.
Schaefer
Jessica W.
Schaefer
Jenene J.
Schneider
Catherine
P. Scovill
Clark F.
Scoville
Geddes W.
Simpson,
Jr. Marcia
L. Slater
Lisa
L.
Smith
Michae
l E.
Smith
Andrea
L.
Snow
Stephe
n H.
Spragu
e
Ellen
F.
Stanle
y
Letiti
a S.
Stanle
y
Lottie
B.
Steven
s
Wendy
S.
Stiles
Linda
B.
Stratt
on
Brenda
G.
Strout
Karen
M.
Tainte
r
Jennif
er A.
Thurst
on
Charle
ne H.
Tibbet
ts
Terry
E.
Tracy
Marsha
K.
Truocc
olo
Virgin
ia M.
Vendre
ll
Nancy
J.
Warner
Dianne
L.
Watson
Cheri
R.
Wentwo
rth
Doris
E.
Willia
ms
Tuesdi
J.
Woodwo
rth
Caroly
n A.
Wright
Edward
P.
Wynn,
Sr. J.
Christ
opher
Young
Katy
A.
Young
Lisa
Marie
Young
Renee
C.
Zanke
Julie
B.
Zimmer
man
Lolly
M.
Ziobro


ANNUAL
MEETIN
G
Bar Harbor Bankshares

Tuesday, October 6, 1998, 11:00 A.M.

The Bank will provide, without charge,
upon written request, a copy of Bar
Harbor Bankshares' Annual Report to the
Securities and Exchange Commission,
Form        10-K.  The Bank will also
provide, upon request, Annual
Disclosure Statements for the Bar
Harbor Banking and Trust Company as of
December 31, 1997.

Please contact:
Marsha C. Sawyer, Clerk
Bar Harbor Bankshares
PO Box 400
Bar Harbor, Maine
04609-0400 Photograph
of Abner Lewis
Sargent

Abner Lewis Sargent
1924 - 1997

This annual report is dedicated to Abner
L. Sargent with admiration and
appreciation for 16 years of outstanding service as a member of the Board of Directors of Bar Harbor Banking and
Trust Company.

Abner was born in Sullivan, November 3,
1924 and died December 10, 1997. He was an Army veteran of World War II, serving in England and France. After military service, Abner embarked on a successful career in business, retiring in 1995 as co-owner of Sargent Manufactured Homes in Ellsworth. He was a former member and past president of the Ellsworth
Rotary Club.  A 50 year member of both
the Masonic Lodge of Ellsworth and the
Anah Temple Shrine, and a member of the
VFW Post and American Legion both of
Ellsworth.

We wish to recognize Abner for his wise
counsel to the Bank's management and for his valuable insights into the people, towns and businesses in the Ellsworth area. We will miss Abner for his practicality, strong value system, and above all as a friend.

(Back Cover)

Bar Harbor Bankshares
P.O. Box 400
Bar Harbor, Maine
04609-0400

(Visual of clapboard sided house with
lobster buoys visible through window)